UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRUPAL MEDIA, INC.
(Exact name of registrant as specified in its charter)
Florida
(State or other jurisdiction of incorporation or organization)
7372
(Primary Standard Industrial Classification Code Number)
46-5200354
(I.R.S. Employer Identification Number)
1205 Lincoln Avenue Suite 220 Miami Beach, FL 33139 (954) 882-7951
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Eilers Law Group, P.A. 169 NE 43rd Street Miami, FL 33137 (786) 273-9152
(Name, address, including zip code, and telephone number, including area code, of agent for service)
As soon as practicable after the effective date of this registration statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer (Do not check if a smaller reporting company) [ ]	Smaller reporting company [ ]

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $0.001	2,485,129	$0.10	$248,513	$25.02

(1)  Estimated solely for the purpose of calculating the registration fee under Rule 457(a) and (o) of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

COPIES OF COMMUNICATIONS TO:

William R. Eilers, Esq.
Eilers Law Group, P.A.
169 NE 43rd Street
Miami, FL 33137
(786) 273-9152

Subject to completion, dated January ___, 2016

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
TRUPAL MEDIA, INC.
1205 Lincoln Avenue
Suite 220
Miami Beach, FL 33139
(954) 882-7951

2,485,129 SHARES OF COMMON STOCK

This prospectus relates to the offering and resale of Common Stock of Trupal Media, Inc. (the “Company”) held by those shareholders named herein holding 2,485,129shares of common stock of the Company, par value $0.001, all which were initially issued and sold in a private placement offering that was concluded on May 6, 2015.

We currently lack a public market for our common stock. Selling shareholders will sell at a price of $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The selling security holders may sell the shares of Common Stock to be registered hereby from time to time on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market, in one or more transactions otherwise than on these exchanges or systems or in the over-the-counter market, such as privately negotiated transactions, or using a combination of these methods, and at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See the disclosure under the heading “Plan of Distribution” in this prospectus for more information.

We plan to utilize funds available via revenues, related party loans and additional fund raising events to pay the expenses associated with this offering and our reporting and operations expenses for the next approximately 12 months, provided that the amount available under such line of credit will not be sufficient for us to continue our business plan.  However, if the amount available from revenue and/or we are unable to raise adequate working capital for our planned operations during the remainder of fiscal 2016, we will be restricted in the implementation of our business plan, the production of our planned products may be delayed, and we may be forced to abandon our current business plan. If this were to happen, the value of our securities would diminish and we may be forced to change our business plan for the remainder of fiscal 2016, which would result in the value of our securities declining in value and/or becoming worthless.

A current Prospectus must be in effect at the time of the sale of the shares of common stock discussed above. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay all of the other offering expenses.

Each selling stockholder or dealer selling the common stock is required to deliver a current Prospectus upon the sale. In addition, for the purposes of the Securities Act of 1933, as amended, selling stockholders may be deemed underwriters.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ THIS ENTIRE PROSPECTUS, INCLUDING THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 8 HEREOF BEFORE BUYING ANY SHARES OF TRUPAL MEDIA, INC.’S COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January ____, 2016

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our Common Stock. We have not authorized anyone to provide you with information different from that contained in this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

PROSPECTUS SUMMARY

The following summary highlights material information contained in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the risk factors section, the financial statements and the notes to the financial statements. You should also review the other available information referred to in the section entitled “Where You Can Find More Information” in this prospectus and any amendment or supplement hereto.

Company Overview

Trupal Media Inc. is a social-casino-game publisher, incorporated in the State of Florida on March 11, 2014. The Company launched its flagship social gaming app “Cleo’s Casino” on April 1, 2014. Cleo’s Casino has had a good response by players as shown through its high retention rate. Trupal Media, Inc. is focused on delivering high quality gaming apps, maintaining low costs and driving a rigorous marketing campaign that will ensure steady growth and value for the Company and its shareholders.

Although the Company has no market for its common stock, management believes that the Company will meet all requirements to be quoted on the OTC market, and even though the Company’s common stock will likely will be a penny stock, becoming a reporting company will provide us with enhanced visibility and give us a greater possibility to provide liquidity to our shareholders.

We will seek out such financing as necessary to allow the Company to continue to grow our business operations, and to cover such cost, excluding professional fees, associated with being a reporting Company with the Securities and Exchange Commission ("SEC"); we estimate such costs to be approximately $50,000.00 for 12 months following this Offering. The Company has included such costs to become a publicly reporting company in its targeted expenses for working capital expenses and intends to seek out reasonable loans from friends, family and business acquaintances if it becomes necessary.

Neither the Company nor our CEO, Mr. Panayis Palexas or any other affiliated or unaffiliated entity has any plans to use the Company as a vehicle for a private company to become a reporting company once Trupal Media, Inc. becomes a reporting Company. Additionally, we do not believe the Company is a blank check company as defined in Section a(2) of Rule 419 under the Securities Act of 1933, as amended because the Company has a specific business plan and has no plans or intentions to engage in a merger or acquisition with an unidentified entity.

SUMMARY FINANCIAL INFORMATION

The following tables summarize our financial data for the periods presented and should be read together with the sections of this prospectus entitled “Risk Factors,” “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our financial statements and related notes appearing elsewhere in this prospectus. We derived the summary financial information for the period ended September 30, 2015 from our audited financial statements and related notes appearing elsewhere in this prospectus. Our historical results are not necessarily indicative of the results we expect in the future.

BALANCE SHEET INFORMATION

	September 30, 2015	March 31, 2015
Cash and cash equivalents	$14,748	69,099
Total Assets	27,475	83,325
Total liabilities	374,744	2,827,033
Total shareholders’ equity (deficit)	(347,269)	(2,743,708)

STATEMENT OF OPERATIONS INFORMATION

	Six Months Ended September 30,
	2015	2014

Gross Profit	$36,876	$17,320
Total operating expenses	(255,117)	2,638,725
Loss on debt settlement	(1,560,080)
Net loss	$(11,778321)	$(2,621,405)

SUMMARY OF THIS OFFERING

The Issuer	Trupal Media, Inc., a Florida corporation.

Securities being offered	2,485,129 shares of Common Stock

Per Share Price	$0.10

No Public Market
There is no public market for our Common Stock. We cannot give any assurance that the shares being offered will have a market value, or that they can be resold at the offered price if and when an active secondary market might develop, or that a public market for our securities may be sustained even if developed. The absence of a public market for our stock will make it difficult to sell your shares.
We intend to apply to the OTCBB, through a market maker that is a licensed broker dealer, to allow the trading of our Common Stock upon our becoming a reporting entity under the Securities Exchange Act of 1934.

Duration of Offering	The shares are offered for a period not to exceed 180 days, unless extended by our Board of Directors or an additional 90 days.

Number of Shares Outstanding Before the Offering
There are 26,485,129 shares of Common Stock issued and outstanding as of the date of this prospectus of which a total of 24,313,228 are controlled by our Chairman, President, Chief Executive Officer, and Chief Financial Officer, Panayis “Peter” Palexas.

Registration Costs	We estimate our total costs relating to the registration herein shall be approximately $25,000.00

Net Proceeds to the Company	We will not receive any proceeds from the shares offered by the selling stockholders in this offering.

Use of Proceeds	We will not receive any proceeds from the shares offered by the selling stockholders in this offering.

Risk Factors
An investment in our Common Stock involves a high degree of risk. You should carefully consider the risk factors set forth under the “Risk Factors” section herein and the other information contained in this prospectus before making an investment decision regarding our Common Stock.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our Common Stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Currently, shares of our Common Stock are not publicly traded. In the event that shares of our Common Stock become publicly traded, the trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment. In the event our Common Stock fails to become publicly traded you may lose all or part of your investment.
RISKS RELATED TO OUR BUSINESS AND INDUSTRY

If we are unable to maintain a good relationship with Facebook, our business will suffer.

Facebook is the primary distribution, marketing, promotion and payment platform for our games. We generate substantially all of our revenue and players through the Facebook platform and expect to continue to do so for the foreseeable future. Any deterioration in our relationship with Facebook would harm our business and adversely affect the value of our Common Stock.

We are subject to Facebook’s standard terms and conditions for application developers, which govern the promotion, distribution and operation of games and other applications on the Facebook platform.

Our business would be harmed if:

•	Facebook discontinues or limits access to its platform by us and other game developers;
•
Facebook modifies its terms of service or other policies, including fees charged to, or other restrictions on, us or other application developers, or Facebook changes how the personal information of its users is made available to application developers on the Facebook platform or shared by users;

•	Facebook establishes more favorable relationships with one or more of our competitors; or
•	Facebook develops its own competitive offerings.

We have benefited from Facebook’s strong brand recognition and large user base. If Facebook loses its market position or otherwise falls out of favor with Internet users, we would need to identify alternative channels for marketing, promoting and distributing our games, which would consume substantial resources and may not be effective. In addition, Facebook has broad discretion to change its terms of service and other policies with respect to us and other developers, and those changes may be unfavorable to us. For example, in 2010 Facebook adopted a policy requiring applications on Facebook accept only its virtual currency, Facebook Credits, as payment from users. As a result of this change, which we completed in April 2011, Facebook receives a greater share of payments made by our players than it did when other payment options were allowed. Facebook may also change its fee structure, add fees associated with access to and use of the Facebook platform, change how the personal information of its users is made available to application developers on the Facebook platform or restrict how Facebook users can share information with friends on their platform. Beginning in early 2010, Facebook changed its policies for application developers regarding use of its communication channels. These changes limited the level of communication among users about applications on the Facebook platform.

We operate in a new and rapidly changing industry, which makes it difficult to evaluate our business and prospects.

Social gaming, from which we derive substantially all of our revenue, is a new and rapidly evolving industry. The growth of the social game industry and the level of demand and market acceptance of our games are subject to a high degree of uncertainty. Our future operating results will depend on numerous factors affecting the social game industry, many of which are beyond our control, including:

•	continued worldwide growth in the adoption and use of Facebook and other social networks;
•	changes in consumer demographics and public tastes and preferences;
•	the availability and popularity of other forms of entertainment;
•	the worldwide growth of personal computer, broadband Internet and mobile device users, and the rate of any such growth; and
•	general economic conditions, particularly economic conditions adversely affecting discretionary consumer spending.

Our ability to plan for game development, distribution and promotional activities will be significantly affected by our ability to anticipate and adapt to relatively rapid changes in the tastes and preferences of our current and potential players. New and different types of entertainment may increase in popularity at the expense of social games. A decline in the popularity of social games in general, or our games in particular would harm our business and prospects.

We have a new business model and a short operating history, which makes it difficult to evaluate our prospects and future financial results and may increase the risk that we will not be successful.

We began operations in March 2014, and we have a short operating history and a new business model, which makes it difficult to effectively assess our future prospects. Our business model is based on offering games that are free to play. To date, only a small portion of our players pay for virtual goods. You should consider our business and prospects in light of the challenges we face, including the ones discussed in these “Risk Factors.”

A small number of games have generated a majority of our revenue, and we must continue to launch and enhance games that attract and retain a significant number of players in order to grow our revenue and sustain our competitive position.

Historically we have depended on a small number of games for a majority of our revenue and we expect that this dependency will continue for the foreseeable future. Our growth depends on our ability to consistently launch new games that achieve significant popularity. Each of our games requires significant engineering, marketing and other resources to develop, launch and sustain via regular upgrades and expansions, and such costs on average have increased. Our ability to successfully launch, sustain and expand games and attract and retain players largely will depend on our ability to:

•	anticipate and effectively respond to changing game player interests and preferences;
•	anticipate or respond to changes in the competitive landscape;
•	attract, retain and motivate talented game designers, product managers and engineers;
•	develop, sustain and expand games that are fun, interesting and compelling to play;
•	effectively market new games and enhancements to our existing players and new players;
•	minimize launch delays and cost overruns on new games and game expansions;
•	minimize downtime and other technical difficulties; and
•	acquire high quality assets, personnel and companies.

It is difficult to consistently anticipate player demand on a large scale, particularly as we develop games in new genres or new markets, including international markets and mobile platforms. If we do not successfully launch games that attract and retain a significant number of players and extend the life of our existing games, our market share, reputation and financial results will be harmed.

If our top games do not maintain their popularity, our results of operations could be harmed.

In addition to creating new games that are attractive to a significant number of players, we must extend the life of our existing games, in particular our most successful games. For a game to remain popular, we must constantly enhance, expand or upgrade the game with new features that players find attractive. Such constant enhancement requires the investment of significant resources, particularly with older games, and such costs on average have increased. We may not be able to successfully enhance, expand or upgrade our current games. Any reduction in the number of players of our most popular games, any decrease in the popularity of our games or social games in general, any breach of game-related security or prolonged server interruption, any loss of rights to any intellectual property underlying such games, or any other adverse developments relating to our most popular games, could harm our results of operations.

Any failure or significant interruption in our network could impact our operations and harm our business.

Our technology infrastructure is critical to the performance of our games and to player satisfaction. Our games run on a complex distributed system, or what is commonly known as cloud computing. We own, operate and maintain the primary elements of this system, but some elements of this system are operated by third parties that we do not control and which would require significant time to replace. We expect this dependence on third parties to continue. We have experienced, and may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. If a particular game is unavailable when players attempt to access it or navigation through a game is slower than they expect, players may stop playing the game and may be less likely to return to the game as often, if at all. A failure or significant interruption in our game service would harm our reputation and operations. We expect to continue to make significant investments in our technology infrastructure to maintain and improve all aspects of player experience and game performance. To the extent that our disaster recovery systems are not adequate, or we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate increasing traffic, our business and operating results may suffer. We do not maintain insurance policies covering losses relating to our systems and we do not have business interruption insurance.

Security breaches, computer viruses and computer hacking attacks could harm our business and results of operations.

Security breaches, computer malware and computer hacking attacks have become more prevalent in our industry, have occurred on our systems in the past and may occur on our systems in the future. Any security breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses could harm our business, financial condition and operating results. We have experienced and will continue to experience hacking attacks. Because of our prominence in the social game industry, we believe we are a particularly attractive target for hackers. Though it is difficult to determine what harm may directly result from any specific interruption or breach, any failure to maintain performance, reliability, security and availability of our network infrastructure to the satisfaction of our players may harm our reputation and our ability to retain existing players and attract new players.

If we fail to effectively manage our growth, our business and operating results could be harmed.

We continue to experience rapid growth in our headcount and operations, which will continue to place significant demands on our management and our operational, financial and technological infrastructure. As we continue to grow, we must expend significant resources to identify, hire, integrate, develop and motivate a large number of qualified employees. If we fail to effectively manage our hiring needs and successfully integrate our new hires, our ability to continue launching new games and enhance existing games could suffer.

To effectively manage the growth of our business and operations, we will need to continue spending significant resources to improve our technology infrastructure, our operational, financial and management controls, and our reporting systems and procedures by, among other things:

•	monitoring and updating our technology infrastructure to maintain high performance and minimize down time;
•	enhancing information and communication systems to ensure that our employees and offices around the world are well-coordinated and can effectively communicate with each other;
•	enhancing our internal controls to ensure timely and accurate reporting of all of our operations; and
•	appropriately documenting our information technology systems and our business processes.

These enhancements and improvements will require significant capital expenditures and allocation of valuable management and employee resources. If we fail to implement these enhancements and improvements effectively, our ability to manage our expected growth and comply with the rules and regulations that are applicable to public reporting companies will be impaired. In addition, if our operating costs are higher than we expect or if we do not maintain adequate control of our costs and expenses, our operating results will suffer.

Our growth prospects will suffer if we are unable to continue to develop successful games for mobile platforms.

Developing games for mobile platforms is an important component of our strategy. We have devoted and we expect to continue to devote substantial resources to the development of our mobile games, and we cannot guarantee that we will continue to develop such games that appeal to players or advertisers. The uncertainties we face include:

•	we have relatively limited experience working with wireless carriers, mobile platform providers and other partners whose cooperation we may need in order to be successful;
•	we may encounter difficulty in integrating features on games developed for mobile platforms that a sufficient number of players will pay for; and
•	we will need to move beyond payment methods provided by social networks and successfully allow for a variety of payment methods and systems based on the mobile platform, geographies and other factors.

These and other uncertainties make it difficult to know whether we will succeed in continuing to develop commercially viable games for mobile. If we do not succeed in doing so, our growth prospects will suffer.

If we lose the services of our founder and Chief Executive Officer, we may not be able to execute our business strategy.

Our success depends in a large part upon the continued service of our senior management team. In particular, our founder and Chief Executive Officer, Panayis “Peter” Palexas, is critical to our vision, strategic direction, culture, products and technology. We do not maintain key-man insurance for Mr. Palexas. The loss of our founder and Chief Executive Officer, even temporarily, would harm our business.

If we are unable to attract and retain highly qualified employees, we may not be able to grow effectively.

Our ability to compete and grow depends in large part on the efforts and talents of our employees. Such employees, particularly game designers, product managers and engineers, are in high demand, and we devote significant resources to identifying, hiring, training, successfully integrating and retaining these employees. The loss of employees or the inability to hire additional skilled employees as necessary could result in significant disruptions to our business, and the integration of replacement personnel could be time-consuming and expensive and cause additional disruptions to our business.

Expansion into international markets is important for our growth, and as we expand internationally, we will face additional business, political, regulatory, operational, financial and economic risks, any of which could increase our costs and hinder such growth.

Continuing to expand our business to attract players in countries other than the United States is a critical element of our business strategy. An important part of targeting international markets is developing offerings that are localized and customized for the players in those markets. We have a limited operating history as a company outside of the United States. We expect to continue to devote significant resources to international expansion through acquisitions, the establishment of additional offices and development studios, and increasing our foreign language offerings. Our ability to expand our business and to attract talented employees and players in an increasing number of international markets will require considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal systems, alternative dispute systems, regulatory systems and commercial infrastructures. Expanding our international focus may subject us to risks that we have not faced before or increase risks that we currently face, including risks associated with:

•	recruiting and retaining talented and capable management and employees in foreign countries;
•	challenges caused by distance, language and cultural differences;
•	developing and customizing games and other offerings that appeal to the tastes and preferences of players in international markets;
•	competition from local game makers with significant market share in those markets and with a better understanding of player preferences;
•	protecting and enforcing our intellectual property rights;
•	negotiating agreements with local distribution platforms that are sufficiently economically beneficial to us and protective of our rights;
•	the inability to extend proprietary rights in our brand, content or technology into new jurisdictions;
•	implementing alternative payment methods for virtual goods in a manner that complies with local laws and practices and protects us from fraud;
•	compliance with applicable foreign laws and regulations, including privacy laws and laws relating to content;
•	compliance with anti-bribery laws including without limitation, compliance with the Foreign Corrupt Practices Act;
•	credit risk and higher levels of payment fraud;
•	currency exchange rate fluctuations;
•	protectionist laws and business practices that favor local businesses in some countries;
•	foreign tax consequences;
•	foreign exchange controls or U.S. tax restrictions that might restrict or prevent us from repatriating income earned in countries outside the United States;
•	political, economic and social instability;
•	higher costs associated with doing business internationally;
•	export or import regulations; and
•	trade and tariff restrictions.

Entering new international markets will be expensive, our ability to successfully gain market acceptance in any particular market is uncertain, and the distraction of our senior management team could harm our business.

Competition within the broader entertainment industry is intense and our existing and potential players may be attracted to competing forms of entertainment such as offline and traditional online games, television, movies and sports, as well as other entertainment options on the Internet.

Our players face a vast array of entertainment choices. Other forms of entertainment, such as offline, traditional online, personal computer and console games, television, movies, sports, online gambling and the Internet, are much larger and more well-established markets and may be perceived by our players to offer greater variety, affordability, interactivity and enjoyment. These other forms of entertainment compete for the discretionary time and income of our players. If we are unable to sustain sufficient interest in our games in comparison to other forms of entertainment, including new forms of entertainment, our business model may no longer be viable.

There are low barriers to entry in the social game industry, and competition is intense.

The social game industry is highly competitive, with low barriers to entry and we expect more companies to enter the sector and a wider range of social games to be introduced. Our competitors that develop social games for social networks vary in size and include publicly-traded companies such as Electronic Arts Inc. and The Walt Disney Company and privately-held companies such as Crowdstar, Inc., Vostu, Ltd., DeNA Co. Ltd., King.com and wooga GmbH. In addition, online game developers and distributors who are primarily focused on specific international markets, such as Tencent Holdings Limited in Asia, and high-profile companies with significant online presences that to date have not developed social games, such as Amazon.com, Facebook, Google Inc., and Microsoft Corporation, may decide to develop social games. Some of these current and potential competitors have significant resources for developing or acquiring additional games, may be able to incorporate their own strong brands and assets into their games, have a more diversified set of revenue sources than we do and may be less severely affected by changes in consumer preferences, regulations or other developments that may impact the online social game industry. In addition, we have limited experience in developing games for mobile and other platforms and our ability to succeed on those platforms is uncertain. As we continue to devote significant resources to developing games for those platforms, we will face significant competition from established companies, including Electronic Arts, GREE, DeNA, Gameloft SA, Glu Mobile Inc., Disney and Rovio Mobile Ltd. We expect new mobile-game competitors to enter the market and existing competitors to allocate more resources to develop and market competing games and applications.

The value of our virtual goods is highly dependent on how we manage the economies in our games. If we fail to manage our game economies properly, our business may suffer.

Paying players purchase virtual goods in our games because of the perceived value of these goods, which is dependent on the relative ease of securing an equivalent good via non-paid means within the game. The perceived value of these virtual goods can be impacted by an increase in the availability of free or discounted Facebook Credits or by various actions that we take in the games including offering discounts for virtual goods, giving away virtual goods in promotions or providing easier non-paid means to secure these goods. If we fail to manage our virtual economies properly, players may be less likely to purchase virtual goods and our business may suffer.

Some of our players may make sales and/or purchases of virtual goods used in our games through unauthorized third-party websites, which may impede our revenue growth.

Some of our players may make sales and/or purchases of our virtual goods through unauthorized third-party sellers in exchange for real currency. These unauthorized transactions are usually arranged on third-party websites. We do not generate any revenue from these transactions. Accordingly, these unauthorized purchases and sales from third-party sellers could impede our revenue and profit growth by, among other things:

•	decreasing revenue from authorized transactions;
•	downward pressure on the prices we charge players for our virtual currency and virtual goods;
•	lost revenue from paying players who stop playing a particular game;
•	costs we incur to develop technological measures to curtail unauthorized transactions;
•	legal claims relating to the diminution of value of our virtual goods; and
•	increased customer support costs to respond to dissatisfied players.

The proliferation of “cheating” programs and scam offers that seek to exploit our games and players affects the game-playing experience and may lead players to stop playing our games.

Unrelated third parties have developed, and may continue to develop, “cheating” programs that enable players to exploit our games, play them in an automated way or obtain unfair advantages over other players who do play fairly. These programs harm the experience of players who play fairly and may disrupt the virtual economy of our games. In addition, unrelated third parties attempt to scam our players with fake offers for virtual goods. We devote significant resources to discover and disable these programs and activities, and if we are unable to do so quickly our operations may be disrupted, our reputation damaged and players may stop playing our games. This may lead to lost revenue from paying players, increased cost of developing technological measures to combat these programs and activities, legal claims relating to the diminution in value of our virtual currency and goods, and increased customer service costs needed to respond to dissatisfied players.

Our quarterly operating results are volatile and difficult to predict, and our stock price may decline if we fail to meet the expectations of securities analysts or investors.

Our bookings, revenue, traffic and operating results could vary significantly from quarter-to-quarter and year-to-year and may fail to match our past performance or the expectations of securities analysis or investors because of a variety of factors, some of which are outside of our control. Any of these events could cause the market price of our Common Stock to fluctuate. Factors that may contribute to the variability of our operating results include the risk factors listed in these “Risk Factors” and the factors discussed in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Given our short operating history and the rapidly evolving social game industry, our historical operating results may not be useful in predicting our future operating results. In addition, metrics we have developed or those available from third parties regarding our industry and the performance of our games, including DAUs, MAUs, MUUs, MUPs and ABPU may not be indicative of our financial performance.

Failure to protect or enforce our intellectual property rights or the costs involved in such enforcement could harm our business and operating results.

We regard the protection of our trade secrets, copyrights, trademarks, trade dress, domain names and other product rights as critical to our success. We strive to protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We enter into confidentiality and invention assignment agreements with our employees and contractors and confidentiality agreements with parties with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information. However, these contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary information or deter independent development of similar technologies by others.

We pursue the registration of our domain names, trademarks, and service marks in the United States and in certain locations outside the United States. We are seeking to protect our trademarks, patents and domain names in an increasing number of jurisdictions, a process that is expensive and time-consuming and may not be successful or which we may not pursue in every location. We may, over time, increase our investment in protecting our innovations through increased patent filings that are expensive and time-consuming and may not result in issued patents that can be effectively enforced.

Litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of proprietary rights claimed by others. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs, adverse publicity or diversion of management and technical resources, any of which could adversely affect our business and operating results. If we fail to maintain, protect and enhance our intellectual property rights, our business and operating results may be harmed.

Programming errors or flaws in our games could harm our reputation or decrease market acceptance of our games, which would harm our operating results.

Our games may contain errors, bugs, flaws or corrupted data, and these defects may only become apparent after their launch, particularly as we launch new games and rapidly release new features to existing games under tight time constraints. We believe that if our players have a negative experience with our games, they may be less inclined to continue or resume playing our games or recommend our games to other potential players. Undetected programming errors, game defects and data corruption can disrupt our operations, adversely affect the game experience of our players by allowing players to gain unfair advantage, harm our reputation, cause our players to stop playing our games, divert our resources and delay market acceptance of our games, any of which could result in legal liability to us or harm our operating results.

Evolving regulations concerning data privacy may result in increased regulation and different industry standards, which could prevent us from providing our current games to our players, or require us to modify our games, thereby harming our business.

The regulatory framework for privacy issues worldwide is currently in flux and is likely to remain so for the foreseeable future. Practices regarding the collection, use, storage, transmission and security of personal information by companies operating over the Internet and mobile platforms have recently come under increased public scrutiny, and civil claims alleging liability for the breach of data privacy have been asserted against us. The U.S. government, including the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for greater regulation for the collection of information concerning consumer behavior on the Internet, including regulation aimed at restricting certain targeted advertising practices. In addition, the European Union is in the process of proposing reforms to its existing data protection legal framework, which may result in a greater compliance burden for companies with users in Europe. Various government and consumer agencies have also called for new regulation and changes in industry practices.

We process, store and use personal information and other data, which subjects us to governmental regulation and other legal obligations related to privacy, and our actual or perceived failure to comply with such obligations could harm our business.

We receive, store and process personal information and other player data, and we enable our players to share their personal information with each other and with third parties, including on the Internet and mobile platforms. There are numerous federal, state and local laws around the world regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information and other player data on the Internet and mobile platforms, the scope of which are changing, subject to differing interpretations, and may be inconsistent between countries or conflict with other rules. We generally comply with industry standards and are subject to the terms of our own privacy policies and privacy-related obligations to third parties (including voluntary third-party certification bodies such as TRUSTe). We strive to comply with all applicable laws, policies, legal obligations and certain industry codes of conduct relating to privacy and data protection, to the extent reasonably attainable. However, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to players or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other player data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause our players to lose trust in us, which could have an adverse effect on our business. Additionally, if third parties we work with, such as players, vendors or developers, violate applicable laws or our policies, such violations may also put our players’ information at risk and could in turn have an adverse effect on our business.

In the area of information security and data protection, many states have passed laws requiring notification to players when there is a security breach for personal data, such as the 2002 amendment to California’s Information Practices Act, or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to practically implement. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. Furthermore, any failure on our part to comply with these laws may subject us to significant liabilities.

Our business is subject to a variety of other U.S. and foreign laws, many of which are unsettled and still developing and which could subject us to claims or otherwise harm our business.

We are subject to a variety of laws in the United States and abroad, including laws regarding consumer protection, intellectual property, export and national security that are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside the United States. For example, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted or the content provided by users. It is also likely that as our business grows and evolves and our games are played in a greater number of countries, we will become subject to laws and regulations in additional jurisdictions. We are potentially subject to a number of foreign and domestic laws and regulations that affect the offering of certain types of content, such as that which depicts violence, many of which are ambiguous, still evolving and could be interpreted in ways that could harm our business or expose us to liability. In addition, certain of our games may become subject to gambling-related rules and regulations and expose us to civil and criminal penalties if we do not comply. It is difficult to predict how existing laws will be applied to our business and the new laws to which we may become subject. See the discussion included in the section titled “Business—Government Regulation.”

If we are not able to comply with these laws or regulations or if we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to modify our games, which would harm our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business and operating results.

It is possible that a number of laws and regulations may be adopted or construed to apply to us in the United States and elsewhere that could restrict the online and mobile industries, including player privacy, advertising, taxation, content suitability, copyright, distribution and antitrust. Furthermore, the growth and development of electronic commerce and virtual goods may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as ours conducting business through the Internet and mobile devices. We anticipate that scrutiny and regulation of our industry will increase and we will be required to devote legal and other resources to addressing such regulation. For example, existing laws or new laws regarding the regulation of currency and banking institutions may be interpreted to cover virtual currency or goods. If that were to occur we may be required to seek licenses, authorizations or approvals from relevant regulators, the granting of which may be dependent on us meeting certain capital and other requirements and we may be subject to additional regulation and oversight, all of which could significantly increase our operating costs. Changes in current laws or regulations or the imposition of new laws and regulations in the United States or elsewhere regarding these activities may lessen the growth of social game services and impair our business.

Companies and governmental agencies may restrict access to Facebook, our website or the Internet generally, which could lead to the loss or slower growth of our player base.

Our players need to access the Internet and in particular Facebook and our website to play our games. Companies and governmental agencies, could block access to Facebook, our website or the Internet generally for a number of reasons such as security or confidentiality concerns or regulatory reasons, or they may adopt policies that prohibit employees from accessing Facebook, our website or other social platforms. For example, the government of the People’s Republic of China has blocked access to Facebook in China. If companies or governmental entities block or limit access to Facebook or our website or otherwise adopt policies restricting players from playing our games our business could be negatively impacted and could lead to the loss or slower growth of our player base.

Failure in pursuing or executing new business initiatives could have a material adverse impact on our business and future growth.

Our growth strategy includes evaluating, considering and effectively executing new business initiatives, which can be difficult. Management may not properly ascertain or assess the risks of new initiatives, and subsequent events may alter the risks that were evaluated at the time we decided to execute any new initiative. Entering into any new initiatives can also divert our management’s attention from other business issues and opportunities. Failure to effectively identify, pursue and execute new business initiatives may adversely affect our reputation, business, financial condition and results of operations.

Fluctuations in foreign currency exchange rates will affect our financial results, which we report in U.S. dollars.

As we continue to expand our international operations, we become more exposed to the effects of fluctuations in currency exchange rates. We incur expenses for employee compensation and other operating expenses at our non-U.S. locations in the local currency, and an increasing percentage of our international revenue is from players who pay us in currencies other than the U.S. dollar. Fluctuations in the exchange rates between the U.S. dollar and those other currencies could result in the dollar equivalent of such expenses being higher and/or the dollar equivalent of such foreign-denominated revenue being lower than would be the case if exchange rates were stable. This could have a negative impact on our reported operating results.

The enactment of legislation implementing changes in the U.S. taxation of international business activities or the adoption of other tax reform policies could materially impact our financial position and results of operations.

The current administration has made public statements indicating that it has made international tax reform a priority, and key members of the U.S. Congress have conducted hearings and proposed new legislation. Recent changes to U.S. tax laws, including limitations on the ability of taxpayers to claim and utilize foreign tax credits and the deferral of certain tax deductions until earnings outside of the United States are repatriated to the United States, as well as changes to U.S. tax laws that may be enacted in the future, could impact the tax treatment of our foreign earnings. Due to the large and expanding scale of our international business activities, any changes in the U.S. taxation of such activities may increase our worldwide effective tax rate and harm our financial position and results of operations.

A change in the application of the tax laws of various jurisdictions could result in an increase to our worldwide effective tax rate and a change in how we operate our business.

Our corporate structure and intercompany arrangements, including the manner in which we develop and use our intellectual property and the transfer pricing of our intercompany transactions, are intended to provide us worldwide tax efficiencies. The application of the tax laws of various jurisdictions, including the United States, to our international business activities is subject to interpretation and depends on our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for valuing developed technology or intercompany arrangements, including our transfer pricing, or determine that the manner in which we operate our business is not consistent with the manner in which we report our income to the jurisdictions, which could increase our worldwide effective tax rate and harm our financial position and results of operations.

We may require additional capital to meet our financial obligations and support business growth, and this capital might not be available on acceptable terms or at all.

We intend to continue to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new games and features or enhance our existing games, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Common Stock. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be harmed.

RISKS RELATED TO THIS OFFERING AND OWNERSHIP OF OUR COMMON STOCK

The two class structure of our common stock has the effect of concentrating voting control with those stockholders who held our stock prior to our initial public offering, including our founder and Chief Executive Officer and our other executive officers, employees and directors and their affiliates; this limits our other stockholders’ and your ability to influence corporate matters.

Our Series A Preferred Stock has 500 votes per share, and our Common Stock, which is the stock we are offering in this Offering, has one vote per share. Our founder and Chief Executive Officer, Mr. Palexas, will beneficially own approximately 99% of the total voting power of our outstanding capital stock immediately following this Offering. As a result, Mr. Palexas will continue to have significant influence over the management and affairs of the company and control over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or our assets, for the foreseeable future. This concentrated voting control will limit your ability to influence corporate matters and could adversely affect the market price of our Common Stock.

Future transfers or sales by holders of the Series A Preferred Stock will result in those shares converting to Common Stock, which will have the effect, over time, of increasing the relative voting power of those stockholders who retain their existing shares of Series A or Series B Preferred Stock.

Our director and officer will control and make corporate decisions that may differ from those that might be made by the other shareholders.

Due to the controlling amount of their share ownership in our Company, our director will have a significant influence in determining the outcome of all corporate transactions, including the power to prevent or cause a change in control. His interests may differ from the interests of other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

Certain provisions in our charter documents and under Florida law could limit attempts by our stockholders to replace or remove our board of directors or current management and limit the market price of our Common Stock.

Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing changes in our board of directors or management. Our certificate of incorporation and bylaws include provisions that:

•	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;
•	prohibit cumulative voting in the election of directors; and
•	reflect three classes of common stock, as discussed above.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management.

Our Common Stock price may be volatile due to third-party data regarding our games.

Third parties, such as AppData, publish daily data about us and other social game companies with respect to DAUs and MAUs and other information concerning social game usage, in particular on Facebook. These metrics can be volatile, particularly for specific games, and in many cases do not accurately reflect the actual levels of usage of our games across all platforms and may not correlate to our bookings or revenue from the sale of virtual goods. There is a possibility that third parties could change their methodologies for calculating these metrics in the future. To the extent that securities analysts or investors base their views of our business or prospects on such third-party data, the price of our Class A common stock may be volatile and may not reflect the performance of our business.

If securities or industry analysts do not publish research about our business, or publish negative reports about our business, our share price and trading volume could decline.

The trading market for our Common Stock, to some extent, depends on the research and reports that securities or industry analysts publish about our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our shares or change their opinion of our shares, our share price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

If we are unable to implement and maintain effective internal control over financial reporting in the future, the accuracy and timeliness of our financial reporting may be adversely affected.

If we are unable to maintain adequate internal controls for financial reporting in the future, or if our auditors are unable to express an opinion as to the effectiveness of our internal controls as required pursuant to the Sarbanes-Oxley Act, investor confidence in the accuracy of our financial reports may be impacted or the market price of our Common Stock could be negatively impacted.

If we do not file a Registration Statement on Form 8-A to become a mandatory reporting company under Section 12(g) of the Securities Exchange Act of 1934 ("Exchange Act"), we will continue as a reporting company and will not be subject to the proxy statement requirements, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity, all of which could reduce the value of your investment and the amount of publicly available information about us.

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission for 12 months following the effectiveness of this Offering, including a Form 10-K for the year ended June 30, 2016, assuming this registration statement is declared effective before that date. We are not required under Section 12(g) or otherwise to become a mandatory Exchange Act filer unless we have more than 2,000 shareholders (of which 500 may be unaccredited) and total assets of more than $10 million on the 12 month anniversary of the effective date of this offering. If we do not file a registration statement on Form 8-A at or prior to the 12 month anniversary of the effective date of this offering, we will continue as a reporting company and will not be subject to the proxy statement requirements of the Exchange Act, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Dodd-Frank Act, and other applicable securities rules and regulations. Compliance with these rules and regulations has increased and will continue to increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results.

We also expect that being a public company, subject to these rules and regulations, will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition have become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results.

We do not intend to pay dividends for the foreseeable future, and as a result your ability to achieve a return on your investment will depend on appreciation in the price of our Common Stock.

We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their Common Stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

The shares being offered are defined as "penny stock", the rules imposed on the sale of the shares may affect your ability to resell any shares you may purchase, if at all.

The shares being offered are defined as a "penny stock" under the Securities and Exchange Act of 1934, and rules of the Commission. The Exchange Act and such penny stock rules generally impose additional sales practice and disclosure requirements on broker-dealers who sell our securities to persons other than certain accredited investors who are, generally, institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 jointly with spouse, or in transactions not recommended by the broker-dealer. For transactions covered by the penny stock rules, a broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures in penny stock transactions, including the actual sale or purchase price and actual bid and offer quotations, the compensation to be received by the broker-dealer and certain associated persons, and deliver certain disclosures required by the Commission. Consequently, the penny stock rules may affect the ability of broker-dealers to make a market in or trade our common stock and may also affect your ability to resell any shares you may purchase in this Offering in the public markets.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
•	Boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons;
•	Excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and,
•
The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequential investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Shareholders May Be Diluted Significantly Through Our Efforts To Obtain Financing And Satisfy Obligations Through The Issuance Of Additional Shares Of Our Common Stock.

We have no committed source of financing other than the Line of Credit (described below). Wherever possible, our Board of Directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. Our Board of Directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares of common stock. In addition, if a trading market develops for our common stock, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing shareholders, may further dilute common stock book value, and that dilution may be material. Such issuances may also serve to enhance existing management’s ability to maintain control of the Company because the shares may be issued to parties or entities committed to supporting existing management. You may not revoke your subscription agreement once it is accepted by the Company or receive a refund of any funds advanced in connection with your accepted subscription agreement and as a result, you may lose all or part of your investment in our common stock.

Due to the lack of a trading market for our securities, you may have difficulty selling any shares you purchase in this Offering.

There currently is no public trading market for our common stock. Therefore there is no central place, such as a stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale. We plan to contact a market maker to file an application on our behalf to have our common stock listed for quotation on the Over-the-Counter Bulletin Board (OTCBB) immediately following the effectiveness of this Registration Statement. The OTCBB is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter (OTC) securities. The OTCBB is not an issuer listing service, market or exchange. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC or applicable regulatory authority. Market Makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 or 60 day grace period if they do not make their required filing during that time. We cannot guarantee that our application will be accepted or approved and our stock listed and quoted for sale. As of the date of this filing, there have been no discussions or understandings between Zev Ventures, Inc. or anyone acting on our behalf with any market maker regarding participation in a future trading market for our securities.

The lack of a public trading market for our shares may have a negative effect on your ability to sell your shares in the future and it also may have a negative effect on the price, if any, for which you may be able to sell your shares. As a result an investment in the Shares may be illiquid in nature, and investors could lose some or all of their investment in the Company.

Our shares may not become eligible to be traded electronically, which would result in brokerage firms being unwilling to trade them.

If we become able to have our shares of common stock listed on the OTCBB, we will then try, through a broker-dealer and its clearing firm, to become eligible with the Depository Trust Company ("DTC") to permit our shares to trade electronically. If an issuer is not "DTC-eligible," then its shares cannot be electronically transferred between brokerage accounts, which, based on the realities of the marketplace as it exists today, means that shares of a company will not likely be traded.

Our financial statements may not be comparable to those of companies that comply with new or revised accounting standards.

We have elected to take advantage of the benefits of the extended transition period that Section 107 of the JOBS Act provides an emerging growth company, as provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Our financial statements may, therefore, not be comparable to those of companies that comply with such new or revised accounting standards. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our status as an "emerging growth company" under the JOBS Act Of 2012 may make it more difficult to raise capital when we need to do it.

Because of the exemptions from various reporting requirements provided to us as an "emerging growth company," and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We will not be required to comply with certain provisions of the Sarbanes-Oxley Act for as long as we remain an "emerging growth company."

We are not currently required to comply with the SEC rules that implement Sections 302 and 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with certain of these rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose changes made in our internal control procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an "emerging growth company" as defined in the JOBS Act.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an "emerging growth company." At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

Reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

As an "emerging growth company", we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies" including not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will incur ongoing costs and expenses for SEC reporting and compliance, without additional revenue we may not be able to remain in compliance, making it difficult for investors to sell their shares, if at all.

Our business plan allows for the estimated $25,000.00 cost of this Registration Statement to be paid from our cash on hand and related party loans. Going forward, the Company will have ongoing SEC compliance and reporting obligations, estimated as approximately $50,000.00 annually. Such ongoing obligations will require the Company to expend additional amounts on compliance, legal and auditing costs. In order for us to remain in compliance, we will require future revenues to cover the cost of these filings, which could comprise a substantial portion of our available cash resources. If we are unable to generate sufficient revenues to remain in compliance, it may be difficult for you to resell any shares you may purchase, if at all.

If we have less than 300 record shareholders at the beginning of any fiscal year, other than the fiscal year within which this registration statement becomes effective, our reporting obligations under section 15(d) of the Exchange Act will be suspended.

There is a significant risk that we will have less than 300 record shareholders at our next fiscal year end and at the conclusion of this Offering. If we have less than 300 record shareholders, and have not filed a registration pursuant to 8A of the Exchange Act, our reporting obligations under Section 15(d) of the Exchange Act will be suspended, and we would no longer be obligated to provide periodic reports following the Form 10-K for the fiscal year end immediately following this Offering. Furthermore, if, at the beginning of any fiscal year, we have fewer than 300 record shareholders for the class of securities being registered under this registration statement, our reporting obligations under Section 15(d) of the Exchange Act will be automatically suspended for that fiscal year. If we were to cease reporting, you will not have access to updated information regarding the Company's business, financial condition and results of operation.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the selling shareholders’ shares of common stock registered herein.

DETERMINATION OF OFFERING PRICE

As a result of there being no established public market for our shares, the offering price and other terms and conditions relative to our shares have been arbitrarily determined by the Company and do not bear any relationship to assets, earnings, book value, or any other objective criteria of value. In addition, no investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

This Prospectus relates to the resale of 2,485,129 shares of common stock by the selling stockholders. The table below sets forth information with respect to the resale of shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of common stock by the selling stockholders for shares currently outstanding. Except as described in footnotes below, none of the selling stockholders have had a material relationship with us since our inception.

Selling Shareholder

Name	Common Stock Beneficially Owned Before Resale	Amount Offered (Assuming all shares immediately sold)	Common Stock Beneficial Owned After Resale
Vinrod Chainrai	39,500	39,500	--
Yiannoula Palexas	39,320	39,320	--
Maria Charalambides Palexas	39,320	39,320	--
Neophytos Charalambides	39,320	39,320	--
Pavlos Evgenios Charalambides	39,320	39,320	--
Nicola Loanna Charalambides	39,320	39,320	--
Zacharias Patinios	100,000	100,000	--
Kylie N. Stathis	19,500	19,500	--
Peter G. Stathis	79,500	79,500	--
Diego Verano Ponce	9,200	9,200	--
Marcos Emilio Martinez Casique	9,500	9,500	--
Maria del Rocio Alegre Gonzales	10,000	10,000	--
Karla Mendoza-Azparrent Garcia	10,000	10,000	--
Viviana Franshesca Saavedra Rotta	10,000	10,000	--
Marcelo Jesús Marchand Tarazona	10,000	10,000	--
Benjamin Best	203,500	203,500	--
Androula Nicola Patinios	40,000	40,000	--
George Nicola Palexas	99,260	99,260	--
Noé Ovi Sol Torres Benavides	9,060	9,060	--
José Carlos Cárdenas Pacheco	9,400	9,400	--
Rafael Alexander Quispe Ramos	9,561	9,561	--
Edwar Jesse Romero Rodríguez	9,500	9,500	--
Paola Beatriz López Gutiérrez	9,540	9,540	--
Carlos Antonio Lozano Montoya	9,560	9,560	--
Carlos Gustavo Teevin Andrade	9,200	9,200	--
Víctoria Esther Zapata Navarro	9,560	9,560	--
Demetris Nicola Palexas	200,000	200,000	--
Orial Investments LLC	400,000	400,000	--
Interactive Ventures LLC	400,000	400,000	--
Johann Gerhard Van Heerden	20,000	20,000	--
Ross Charles Linder	23,500	23,500	--
Nikolas Ioannou	89,300	89,300	--
Virtu Citi LLC(1)	313,228	313,228	--
Aldo Florencio Carrillo Paredes	9,100	9,100	--
Wolf Vincent Grunfeld Romero	9,060	9,060	--
Enrique Sueyoshi Toyoda	9,000	9,000	--
Andrew Price Pawlak	100,000	100,000	--
Total	2,485,129	2,485,129
(1)	Virtu City LLC is controlled by our President and Director, Mr. Panayis Palexas.

All shares were purchased pursuant to a private placement under Regulation S for purchase price of $0.05.

Upon the effectiveness of this Registration Statement, the 24,000,000 outstanding shares of common stock not registered herein, will be subject to the resale provisions of Rule 144. The 2,485,129 remaining shares offered by the selling stockholders pursuant to this Prospectus may be sold by one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions; or

•	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

We currently lack a public market for our common stock. Selling shareholders will sell at a price of $0.10 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The Offering price of the shares has been arbitrarily determined by us based on estimates of the price that purchasers of speculative securities, such as the shares offered herein, will be willing to pay considering the nature and capital structure of our Company, the experience of the officers and Directors, and the market conditions for the sale of equity securities in similar companies. The Offering price of the shares bears no relationship to the assets, earnings or book value of our Company, or any other objective standard of value. We believe that only a small number of shares, if any, will be sold by the selling shareholders, prior to the time our common stock is quoted on the OTC Bulletin Board, at which time the selling shareholders will sell their shares based on the market price of such shares. The Company is not selling any shares pursuant to this Registration Statement and is only registering the re-sale of securities previously purchased from us.

The Selling Security Holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Security Holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of Common Stock by the Selling Security Holders. Additionally, there are restrictions on market-making activities by persons engaged in the distribution of the shares. Neither Selling Security Holders nor their agents shall bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our Common Stock while they are distributing shares covered by this Prospectus.

Accordingly, the Selling Security Holders are not permitted to cover short sales by purchasing shares while the distribution is taking place. We will advise the Selling Security Holders that if a particular offer of Common Stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying Registration Statement must be filed with the Securities and Exchange Commission.

Broker-dealers engaged by the Selling Security Holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. It is not expected that these commissions and discounts will exceed what is customary in the types of transactions involved.

 The Selling Security Holders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. Therefore, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Penny Stock Regulation

Our Common Shares are not quoted on any stock exchange or quotation system. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, that:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
•	contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties;
•	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;
•	contains a toll-free telephone number for inquiries on disciplinary actions;
•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and,
•	contains such other information and is in such form (including language, type, size, and format) as the SEC shall require by rule or regulation.

The broker-dealer also must provide the customer with the following, prior to proceeding with any transaction in a penny stock:

•	bid and offer quotations for the penny stock;
•	details of the compensation of the broker-dealer and its salesperson in the transaction;
•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and,
•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Offering Period and Expiration Date

This Offering will start on the date this Registration Statement is declared effective by the SEC and continue for a period of 180 days. We may extend the offering period for an additional 90 days, unless the Offering is completed or otherwise terminated by us.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 1,000,000,000 shares of Common Stock, $0.001 par value per share. As of December 31, 2015, 26,485,129 shares of Common Stock are issued and outstanding.

The holders of our Common stock:

1.	Have equal ratable rights to dividends from funds legally available if and when declared by our Board of Directors;
2.	Are entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of our affairs;
3.	Do not have the right to preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
4.
Are entitled to one non-cumulative vote per share on all matters on which shareholders may vote, which means that the holders voting for the election of directors may cast such votes equal to the total number of shares owned by each shareholder for each of the duly nominated directors, if they so choose.

Preferred Stock

The Company’s Articles of Incorporation authorize our Board of Directors has the authority, without stockholder approval, to issue up to 5,000,000 shares of preferred stock from time to time in one or more series and to ﬁx the number of shares and terms of each such series. The Board may determine the designation and other terms of each series, including, among others:

•	Dividend rates;
•	Whether dividends will be cumulative or non-cumulative;
•	Redemption rights;
•	Liquidation rights;
•	Sinking fund provisions;
•	Conversion or exchange rights; and
•	Voting rights.

Series A Preferred Stock

As of  December 31, 2015, 1,000,000 shares of Series A Preferred Stock, par value $0.001, are issued and outstanding. The number of Series A Preferred Shares authorized to be issued may not be increased without the consent of the Series A Preferred holders.

1.
The Series A Preferred shares are designated as follows:Designation, Amount and Par Value. The Series of preferred stock shall be designated as the Company’s Series A Preferred Stock, and the number of shares so designated shall be up to One Million (1,000,000), which shall not be subject to increase without the consent of the Holder(s) of the Series A Preferred Stock (the “Holder(s)”). Each share of Series A Preferred Stock shall have a par value of One-Tenth of One Cent ($0.001) per share.

2.
Conversion Rights. The total amount of 1,000,000 shares of Series A Preferred Stock shall be convertible to Common Stock at a rate of Five Hundred (500) shares of Common Stock per each share of Series A Preferred Stock. The holder of the Series A Preferred Stock may convert at any time at their own discretion.

3.	Dividends. No dividends shall be payable with respect to the Series A Preferred Stock.

4.	Voting Rights.

a.	Except as otherwise provided by applicable law and in addition to any voting rights provided by law, the holders of outstanding shares of the Series A Preferred Stock:

i.	shall be entitled to vote together with the holders of the Common Stock as a single class on all matters submitted for a vote of holders of Common Stock;

ii.	shall have such other voting rights as are specified in the Articles of Incorporation or as otherwise provided by Florida law; and

iii.	shall be entitled to receive notice of any stockholders' meeting in accordance with the Articles of Incorporation and By-laws of the Company.

b.	For purposes of the voting rights set forth in this Section C(3)(b), each share of Series A Preferred Stock shall have a voting right equivalent to (500) votes of Common Stock.

5.
Restrictions. The rights of Series A Preferred Stock are not transferable except when foreclosed upon as collateral for a loan to the Company. Any sale of Series A Preferred Stock will result in the automatic conversion of such Preferred Stock to Common Stock at a conversion rate of One (1) share of Series A Preferred Stock equaling Five Hundred (500) shares of Common Stock.

6.	Liquidation, Dissolution or Winding Up.

a.
In the event of any liquidation or winding up of the Company, the Holder of the Series A Preferred Stock shall be issued Five Hundred (500) shares of Common Stock for every share of Series A Preferred Stock.

b.
A merger, acquisition, sale of voting control or sale of substantially all of the assets of the Company in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation shall be deemed to be a liquidation.

Dividends

It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Warrants and Options

There are no outstanding warrants or options to purchase our securities.

Transfer Agent and Registrar

We currently do not have a stock transfer agent. The Company has identified several agents to retain that will facilitate the processing of the certificates upon closing of the offering.

INTERESTS OF NAMED EXPERTS AND COUNSEL

None.

INFORMATION WITH RESPECT TO THE REGISTRANT

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ TOGETHER WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF ZEV VENTURES, INC. AND THE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS INCLUDED IN THIS REGISTRATION STATEMENT. THIS DISCUSSION SUMMARIZES THE SIGNIFICANT FACTORS AFFECTING OUR OPERATING RESULTS, FINANCIAL CONDITIONS AND LIQUIDITY AND CASH-FLOW SINCE INCEPTION.

DESCRIPTION OF BUSINESS

Company Overview

Trupal Media Inc. is a social-casino-game publisher, incorporated in the State of Florida on March 11, 2014. The Company publishes the apps pursuant to licensing agreements entered into with affiliate companies of our CEO, Panayis Palexis. The Company launched its flagship social gaming app “Cleo’s Casino” on April 1, 2014. Cleo’s Casino has had a good response by players as shown through its high retention rate. Trupal Media, Inc. is focused on delivering high quality gaming apps, maintaining low costs and driving a rigorous marketing campaign that will ensure steady growth and value for the Company and its shareholders.

There are over 170 million social casino players worldwide.1 It is estimated that the market will grow over 25% in the coming year, from $2.7 billion in 2014 to $3.3 billion in 2015.2 According to Distimo, social casino games are one of the top-grossing categories in mobile gaming.3

Industry Overview

The social casino game industry has shown positive growth year on year. Due to relatively low barriers to market entry, many new social casino app companies are trying out their products in this lucrative industry. What remains true is that the market leaders maintain their position for a number of key reasons; first to market, large marketing budgets, large game/app development budgets, in most cases (IGT/DoubleDown, High5, Jackpot Party) brand recognition and proven game content. New entrants need to ensure that they have at least three key components to compete successfully:

1.	Noticeably better performing and higher quality casino games combined with a well-rounded game app that offers enticing challenges, look and feel appeal.
2.	Healthy marketing budgets coupled with a skilled marketing team of media buyers and community media managers.
3.	A consistent and ongoing role out of quality content whose development costs do not suffocate revenues, especially during the growth phase.

The world is changing and so are our habits; games like Candy Crush and others have managed to convert the most resistant people into avid social gamers. The trend is clear, social gaming has now become a way of life, not just for the young, but all age groups. Social Media economies are growing and expanding their offerings, more and more smartphones are been sold and online buying habits are increasing across the globe. The future growth prospects are very positive for this industry.

Current Operations

The Company launched its flagship app on Facebook called “Cleo’s Casino” on April 1, 2014. Performance has been promising. The app has shown good retention of monetized users. In eighteen months of of operations Cleo’s Casino has approximately 4,500 purchasing users. The first 18 months’ metrics show positive tendencies. Marketing capital will be needed to speed up the acquisition of purchasing users.

On April 1, 2014, the Company entered into an agreement with Game Media Works, Ltd., a company 50% controlled by our sole officer and director, Panayis Palexas,  whereby Game Media Works, Ltd.  grants to the Company a non-exclusive non-transferable and individual license making the Casino Games, Jackpot Games and Branded Games (“The System”) available to End Users to play via the internet using the Cleo’s Casino proprietary platform.   The fee for the license of the System is an ongoing usage fee equal to 10% of the monthly gross income generated by the games.

On April 14, 2014, the Company entered into an agreement with Panash S.A.C., a company owned by our President Panayis Palexas. Under the Agreement, the Provider will develop creative ads, manage social media networks, maintain and engage existing users via social media networks, create positing and manage the Company’s Facebook Fan page.  In addition the Provider will ensure brand positioning and increase awareness as well we grow and retain users.  The Provider will be paid by the Company for its services with a minimum of $10,000 monthly or 10% of monthly revenue earned by the application the Provider is servicing. This amount will not exceed of $100,000 per month.

The following charts demonstrate the Company’s performance over the initial months of operation from April 2014 to January 2015:

Number of Daily Users

Purchasing user acquisitions
Monthly	Purchasing user acquisitions
April	339
May	208
June	250
July	243
August	302
September	211
October	578
November	866
December	575
January	643

Monthly Number of purchasing Players

Monthly Logins of Purchasing Players

Earnings per Month

Monthly AVG Spend per Purchasing Player

Our Demographics

 Geography by purchasing users during the period April 1, 2014 to January 31, 2015

Country	Number of Purchasers	Total Amount	Country	Number of Purchasers	Total Amount
US	2558	$81,000.70	IL	2	$9.00
AU	438	$18,306.66	LV	2	$6.00
ZA	316	$4,624.89	PT	2	$6.61
CA	262	$11,837.00	RO	2	$32.92
IT	143	$3,121.41	TH	2	$15.00
NZ	129	$4,890.63	UA	2	$4.00
AR	87	$3,561.00	AM	1	$50.00
FR	70	$1,957.99	BA	1	$2.00
MX	67	$3,080.00	BS	1	$28.00
DE	48	$576.27	CN	1	$9.00
GB	45	$752.57	FJ	1	$35.00
GR	33	$627.23	GF	1	$20.00
BR	29	$1,486.00	HR	1	$7.00
CL	29	$973.00	HU	1	$5.00
MY	17	$1,072.00	JE	1	$3.00
TR	16	$767.75	KR	1	$25.00
PE	15	$701.00	LT	1	$4.00
RU	12	$61.00	LU	1	$20.80
DK	10	$518.00	MK	1	$3.00
NL	9	$161.24	MQ	1	$5.00
AT	8	$245.95	NC	1	$25.00
NO	8	$529.00	PA	1	$50.00
PH	7	$178.00	PL	1	$4.00
SG	7	$187.00	PY	1	$72.00
BE	6	$45.94	RS	1	$2.00
EC	6	$228.00	SA	1	$25.00
TW	5	$151.00	SI	1	$2.29
BG	4	$92.00	SK	1	$2.42
CH	4	$62.00	SV	1	$7.00
CZ	4	$9.00	TZ	1	$60.00
ES	4	$16.69	UY	1	$50.00
IE	4	$20.94	VI	1	$5.00
NA	4	$943.60	VN	1	$300.00
PR	4	$20.00	IL	2	$9.00
AE	3	$82.00	LV	2	$6.00
CY	3	$63.43	PT	2	$6.61
FI	3	$160.89	RO	2	$32.92
SE	3	$42.00	TH	2	$15.00
VE	3	$12.00	UA	2	$4.00
CO	2	$78.00	AM	1	$50.00
CR	2	$7.00	BA	1	$2.00
EE	2	$4.71	BS	1	$28.00

Information provided by Facebook Insights. May 26, 2014

Status of Publicly Announced New Products or Services

Cleo’s Casino is an Egyptian themed casino app with a storyboard based on the life of Cleopatra. The app has been developed offering ten themed game rooms.

•	Each room contains five games and the first game of each room is unlocked and available for play.
•	Players need to earn at least one trophy during the free games feature in order to unlock the next game.
•	The player is able to achieve up to three trophies per game.
•	If the player earns fifteen trophies in a room then they will qualify to enter a special pyramid treasure bonus.
•	Once this has been achieved the in-play challenge cycle starts again.
•	Other special features include allowing players to accumulate high scores.
•	Players are able to compete and compare their score and trophies with their friends.
•	Each room’s achievements are graded separately.

The app offers an exciting new way to play and enjoy slots socially. The challenges are set around the key features by which a player naturally measures a slot game session. The themed storyboard creates a pleasant environment and the multi-layered in-game challenges will keep players interested for longer.

The rules of purchase encourage trial and revisits through free play offers. The game app must provide sufficient in-game challenges, entertainment with reward, which encourages revisits to the app. The coin packages are competitively priced and more importantly players are given optimum playtime with the coins purchased.

Marketing Strategy

Positioning

The Company’s app is completely unique in the way players unlock games, meet in-game challenges and competitiveness between friends. The slot games are tried and tested casino slots with a history of performance in casinos across Latin America and the US. The artwork, look and feel brings it all together; the app is noticeably different from the competition. The recognized game theme of Cleopatra and ancient Egyptian theme bring together an enjoyable background setting to the slots and challenges.

Sales strategy and tactics

The Company understands that developing a strong user base takes dedication, consistency and time. High quality images, educating the user base on the game features and in-game challenges, creating a sense of competitiveness amongst the players are all part of encouraging players to purchase more and more coins.

It takes a concerted effort to build trust and loyalty from the user base, but once this is established, players become less and less resistant with spending money on your app for ongoing entertainment.

With the ongoing introduction of new games and brands, the Company can expect a higher retention rate and increase in coin sales from its users.

Advertising and Promotion Plans

A combined marketing and sales effort will be ongoing as this is important in order to achieve revisits and in-app purchases. A number of efforts will be employed:

1.	Facebook ads spend to encourage new users to commit to product trial.
2.	App engagement ads keep existing users informed and returning.
3.	Fan page community builds: fan engagement and participation grows loyalty and increases app revisits.
4.	Interactive competitions and free coin sale offers via fan page.
5.	Follow up emails to encourage new conversions and revisits.
6.	Mini game applications and competitions.
7.	Notifications via applications on coin sales.
8.	Affiliate offers.
9.	Frequent and periodic content launches.
10.	In-app promotions and competitions.
11.	Ongoing viral efforts in-app, fan page, offers, mailers, etc.

Pricing Strategy

Pricing is important and needs to be very well calculated to ensure optimum profitability and growth.

Coins pricing, RTP (Return to Player) Percentage and bet denominations need to be carefully set and calculated in order to:

1.	Allow for user app trial.
2.	Allow for satisfactory user playtime.
3.	Optimize monetization.
4.	Allow for free coin promos that encourage revisits, without hurting bottom-line revenue.
5.	Enough leeway that still allows for purchases through value sales offers.

All these points are taken under careful consideration to ensure optimum retention and monetization.

Channels of distribution

Cleo’s Casino will begin marketing on Facebook, in order to develop a strong user base and following before launching on mobile/tablets. Ideally 500,000 monthly active users minimum would be ideal before launching the offering on Apple Store, Google Play and Kindle.

Growth Strategy

The Company’s primary goal is to ensure that game development roll out is on time and consistent. This will require that there are enough funds to keep the user acquisition machine running, as well as acquiring as many new purchasing users as possible whilst retaining and servicing existing users.

The Company is looking to raise the equity needed to pay for user downloads and grow its user base across Facebook and mobile platforms to over 100,000 paying users within three years. These funds will also be used to promote ongoing user engagement, fund the media marketing team that will be responsible for retention and the ongoing marketing campaign. Our marketing campaign will revolve around optimizing monetization strategies using creative communicative campaigns and effective socially interactive community management programs. These efforts would need to drive and maximize viability. The Company understands that a successful app requires a strong momentum building strategy that will ensure brand positioning as the best social casino gaming alternative.

The Company plans to hire a Chief Financial Officer, Vice President and at least three digital media experts once it is feasible to do so.

Long-term plans for the company are based on keeping to the same principals upon which it was founded; no frills, low cost structures, transparency, excellent products, employing talented people and continually adding value to ensure long-term success and profitability for it’s shareholders.

In sum, the key factors to the Company’s success are:

1.	Consistent and periodic game releases – this is critical in maintaining players interest.
2.
Core game appeal – The Company’s game offering uses real and proven casino slots, this is the foundation of a successful casino game app. Proven casino games lower the churn ratio (players who leave the app each month).

3.
Overall app appeal and playability – The Company’s app deploys a monetization strategy that is unique to other publishers in the industry. Multi-layered in-game challenges are based on actual game feature results, which sets the Cleo’s Casino app apart.

4.	A talented marketing team that is able to optimize media buying to ensure the lowest possible user acquisition cost and viral programs.
5.
Funds for marketing efforts – the best game app would still need a healthy budget for user acquisitions, app engagements and promotions. A large user base is key to ensure consistent revenue flow, and player loyalty development.

6.	Employing talented experts in the social media field to guide the process.

Competition

The Company’s direct competitors for a share of the social casino game market are game developers including Caesars Interactive, Zynga, IGT/DoubleDown, Big Fish Games, Jackpot Party, DoubleU and others. Being first to market with an established user base places those top ten market players in an advantageous position over new arrivals. Although there are many casino apps and many new app entries, the top ten still manage to hold onto 65% of the market. For a new entry to make any significant inroads, a substantial investment in brand awareness over time will need to be made in the social media space. Brand awareness backed by an excellent product, and a clever ongoing marketing campaign that is consistently implemented will ensure that a new market entry can gain the brand recognition and positioning needed to compete successfully.

As the social casino game industry grows and the barriers to entry are lowered for new market entrants, more and more new entrants will be investing time and money to get their piece of this market. What has been shown to be true is that although entry is relatively easy, the market still dictates survival of the fittest. A strong skill in the art of great game development coupled with deep pockets for marketing determines who gets to keep the lion’s share of this business. This will remain true in the future.

The Company owns a competitive and unique social casino app. No other social casino app to date offers the same or similar game unlocking features or overall challenge mechanics. By utilizing Game Media Works, Ltd’s game library, we are able to reduce our outlay cost and increase our chances of developing successful and proven slot games.

Talent Sources and Names of Principal Suppliers

On April 1, 2014, the Company entered into an agreement with Game Media Works, Ltd., a company 50% controlled by our sole officer and director, Panayis Palexas,  whereby Game Media Works, Ltd.  grants to the Company a non-exclusive non-transferable and individual license making the Casino Games, Jackpot Games and Branded Games (“The System”) available to End Users to play via the internet using the Cleo’s Casino proprietary platform.   The fee for the license of the System is an ongoing usage fee equal to 10% of the monthly gross income generated by the games.

On April 14, 2014, the Company entered into an agreement with Panash S.A.C., a company owned by our President Panayis Palexas. Under the Agreement, the Provider will develop creative ads, manage social media networks, maintain and engage existing users via social media networks, create positing and manage the Company’s Facebook Fan page.  In addition the Provider will ensure brand positioning and increase awareness as well we grow and retain users.  The Provider will be paid by the Company for its services with a minimum of $10,000 monthly or 10% of monthly revenue earned by the application the Provider is servicing. This amount will not exceed of $100,000 per month.

Dependence on one or a few major Customers

Although the Company is not dependent upon a few major customers, it is duly noted that access to the Company’s software for end users is through Facebook applications as our sole customer access.  We are confident in our ability to adjust to changing protocols, rules and regulations put forth by Facebook. However, these efforts could be detrimental to our focus on continued growth.

Patents, Trademarks, Licenses, Agreements or Contracts

Our business is significantly based on the creation, acquisition, use and protection of intellectual property. Some of this intellectual property is in the form of software code, patented technology and trade secrets that we use to develop our games and to enable them to run properly on multiple platforms. Other intellectual property we create includes audio-visual elements, including graphics, music, story lines and interface design.

While most of the intellectual property we use is created by us, we have acquired rights to proprietary intellectual property. We have also obtained rights to use intellectual property through licenses and service agreements with third parties. These licenses typically limit our use of intellectual property to specific uses and for specific time periods.

We protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We control access to our proprietary technology by entering into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with third parties. We also actively engage in monitoring and enforcement activities with respect to infringing uses of our intellectual property by third parties.

We actively seek patent protection covering inventions originating from the company and acquire patents we believe may be useful or relevant to our business.

In addition to these contractual arrangements, we also rely on a combination of trade secret, copyright, trademark, trade dress, domain name and patents to protect our games and other intellectual property. We typically own the copyright to the software code to our content, as well as the brand or title name trademark under which our games are marketed. We pursue the registration of our domain names, trademarks, and service marks in the United States and in locations outside the United States.

Circumstances outside our control could pose a threat to our intellectual property rights. For example, effective intellectual property protection may not be available in the United States or other countries in which our games are distributed. Also, the efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Also, protecting our intellectual property rights is costly and time-consuming. Any unauthorized disclosure or use of our intellectual property could make it more expensive to do business, thereby harming our operating results.

Companies in the Internet, games, social media, technology and other industries may own large numbers of patents, copyrights and trademarks and may frequently request license agreements, threaten litigation or file suit against us based on allegations of infringement or other violations of intellectual property rights. From time to time, we have faced, and we expect to face in the future, allegations by third parties, including our competitors and non-practicing entities, that we have infringed their trademarks, copyrights, patents and other intellectual property rights. As we face increasing competition and as our business grows, we will likely face more claims of infringement.

Government Regulation

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the Internet, many of which are still evolving and could be interpreted in ways that could harm our business. In the United States and internationally, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the ads posted, or the content provided by users. Any court ruling or other governmental action that imposes liability on providers of online services for the activities of their users and other third parties could harm our business. We are potentially subject to a number of foreign and domestic laws and regulations that affect the offering of certain types of content, such as that which depicts violence, many of which are ill defined, still evolving and could be interpreted in ways that could harm our business or expose us to liability.

In addition, rising concern about the use of social networking technologies for illegal conduct, such as the unauthorized dissemination of national security information, money laundering or supporting terrorist activities may in the future produce legislation or other governmental action that could require changes to our games or restrict or impose additional costs upon the conduct of our business.

Some of our games are based upon traditional casino games, such as poker. We have structured and operate our slot-machine game, Cleo’s Casino, with the gambling laws in mind and believe that playing Cleo’s Casino does not constitute gambling. We also sometimes offer our players various types of sweepstakes, giveaways and promotion opportunities. We are subject to laws in a number of jurisdictions concerning the operation and offering of such activities and games, many of which are still evolving and could be interpreted in ways that could harm our business. Any court ruling or other governmental action that imposes liability on providers of online services could result in criminal or civil liability and could harm our business.

In the area of information security and data protection, many states have passed laws requiring notification to users when there is a security breach for personal data, such as the 2002 amendment to California’s Information Practices Act, or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to implement. The costs of compliance with these laws may increase in the future as a result of changes in interpretation. Furthermore, any failure on our part to comply with these laws may subject us to significant liabilities.

We are also subject to federal, state and foreign laws regarding privacy and protection of player data. We post our Privacy Policy and Terms of Service online, in which we describe our practices concerning the use, transmission and disclosure of player data. Any failure by us to comply with our posted privacy policy or privacy related laws and regulations could result in proceedings against us by governmental authorities or others, which could harm our business. In addition, the interpretation of data protection laws, and their application to the Internet is unclear and in a state of flux. There is a risk that these laws may be interpreted and applied in conflicting ways from state to state, country to country, or region to region, and in a manner that is not consistent with our current data protection practices. Complying with these varying international requirements could cause us to incur additional costs and change our business practices. Further, any failure by us to adequately protect our players’ privacy and data could result in a loss of player confidence in our services and ultimately in a loss of players, which could adversely affect our business.

In addition, because our services are accessible worldwide, certain foreign jurisdictions have claimed and others may claim that we are required to comply with their laws, including in jurisdictions where we have no local entity, employees, or infrastructure.

Employees and Consultants

The Company entered into a software license and services agreement with Game Media Works, Ltd. (“GMW”), a company 50% controlled by our President, Panayis Palexas. Under the software license and services agreement, GMW grants to the Company a non-exclusive non-transferable and individual license making the Casino Games, Jackpot Games and Branded Games (“The System”)available to End Users to play via the internet using the Cleo’s Casino proprietary platform.

Panash S.A.C., a company owned by our President Panayis Palexas entered into a Service Software Provider Agreement (the “Agreement”) with the Company on April 14, 2014. Under the terms of the Agreement, the Provider will develop creative ads, manage social media networks, maintain and engage existing users via social media networks, create positing and manage the Company’s Facebook Fan page.  In addition the Provider will ensure brand positioning and increase awareness as well we grow and retain users.

The Company pays a server rental fee monthly to Virtu Citi LLC, a Company controlled by our President, Panayis Palexas.

Research and Development Activities and Costs

We believe continued investment in enhancing existing games and developing new games, and in software development tools and code modification, is important to attaining our strategic objectives. As a result, we expect to incur research and development expenses on an annual basis and that these costs will increase in absolute dollars for the foreseeable future as we grow our business.

DESCRIPTION OF PROPERTY

The Company’s principal business and corporate address is 1205 Lincoln Road, Suite 220, Miami Beach, Florida, 33139; the telephone number is (954) 882-7951. The space is being provided by management on a rent-free basis. We have no intention of finding, in the near future, another office space to rent during the development stage of the company.

The Company does not currently have any investments or interests in any real estate, nor do we have investments or an interest in any real estate mortgages or securities of persons engaged in real estate activities.

LEGAL PROCEEDINGS

We are not involved in any pending legal proceeding nor are we aware of any pending or threatened litigation against us.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No public market currently exists for shares of our common stock. Following completion of this Offering, we intend to contact a market maker to file an application on our behalf to have our common stock listed for quotation on the Over-the-Counter Bulletin Board.

The 24,313,228 shares of common stock outstanding as of December 31, 2015 not listed for under this offering, are controlled by Mr. Palexas and may only be resold in compliance with Rule 144 of the Securities Act of 1933.

Holders of Our Common Stock

As of the date of this Prospectus statement, we have 38 holders of common stock.

Registration Rights

We have no outstanding shares of common stock or any other securities to which we have granted registration rights other than those shares listed herein.

Rule 144 Shares

After the date this Prospectus is declared effective, 24,000,000 of our outstanding shares of common stock will be "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. Rule 144, as amended, is an exemption that generally provides that a person who has continuously owned shares for a six month holding period securities may sell the shares, provided the Company is current in its reporting obligations under the Exchange Act. The shares owned by our officers and directors are considered control securities for the purpose of Rule 144. As such, officers, directors and affiliates are subject to certain manner of resale provisions, including an amount of restricted securities which does not exceed the greater of 1% of a company's outstanding common stock. Our officer and director controls 24,313,228 restricted shares, or 91.79 of the outstanding common stock of which 313,228 are being included for registration in this filing. When the remaining 24,000,000 shares become available for resale, the sale of these shares by these individuals, whether pursuant to Rule 144 or otherwise, may have an immediate negative effect upon the price of the Company's common stock in any market that might develop.

Reports

Following the effective date of this Registration Statement we will be subject to certain reporting requirements and will furnish annual financial reports to our stockholders, certified by our independent accountants, and will furnish un-audited quarterly financial reports in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website, www.sec.gov.

Transfer Agent

As at this date we have not engaged a stock transfer agent for our securities.

DIVIDEND POLICY

The Company does not anticipate paying dividends on the Common Stock at any time in the foreseeable future. The Company's Board of Directors currently plans to retain earnings for the development and expansion of the Company's business. Any future determination as to the payment of dividends will be at the discretion of the Board of Directors of the Company and will depend on a number of factors including future earnings, capital requirements, financial conditions and such other factors as the Board of Directors may deem relevant.

SELECTED FINANCIAL DATA AND MANAGEMENT’S DISCUSSION AND ANALYSIS

The following financial information summarizes the more complete historical financial information at the end of this Prospectus.

Management's Discussion And Analysis Of Financial Condition And Results Of Operations

This section of the Prospectus includes a number of forward-looking statements that reflect our current views regarding the future events and financial performance of Trupal Media, Inc.

We qualify as an "emerging growth company" under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

•	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
•
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as "say-on-pay" and "say-on-frequency;" and
•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO's compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an "emerging growth company" for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Plan of Operation

All statements contained in this Prospectus, other than statements of historical facts, that address future activities, events or developments, are forward-looking statements, including, but not limited to, statements containing the word "believe," "anticipate," "expect" and word of similar import. These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance, and that actual results may differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation: established competitors who have substantially greater financial resources and operating histories, regulatory delays or denials, ability to compete as a start-up company in a highly competitive market, and access to sources of capital.

The following discussion and analysis should be read in conjunction with our financial statements and notes thereto included elsewhere in this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed here.

If we become a public entity, subject to the reporting requirements of the Securities Exchange Act of 1934, we will incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements. We estimate that these accounting, legal and other professional costs would be a minimum of $50,000.00 in the next year and will be higher, in the following years, if our business volume and activity increases. Increased business activity could greatly increase our professional fees for reporting requirements and this could have a significant impact on future operating costs. The difference between having the ability to sustain our cash flow requirements over the next twelve months and the need for additional outside funding will depend on how fast we can generate sales revenue.

We have no plans to undertake any product research and development during the next 12 months.

Results of Operations

Since inception (March 14, 2014) through March 31, 2015 the Company generated gross revenues of $172,398, providing a gross profit after costs totaling $100,185 of $72,213 and incurred operating expenses of $2,918,088.   The majority of these expenses totaling $2,472,661 relate to the development of the Company’s online social gaming application, with a further $259,587 in advertising fees, professional fees of $60,000, social media application management fees of $120,000 and general and administrative fees of $5,840.  During the prior fiscal year, March 14, 2014 (Inception) to March 31, 2014, the Company incurred expenses of only $70 related to general and administrative expenditures.

During the six months ended September 30, 2015, we generated gross revenue of $121,382, offset by costs of $84,506 for a gross profit of $36,876, and incurred operating expenses of $255,117 for an operational loss of $218,241.  For the same six month period ended September 30, 2014, we generated gross revenue of $43,866, offset by costs of $26,546 for a gross profit of $17,320, and incurred operating expenses of $2,638,725, of which a total of $2,472,661 relate to the development of the Company’s online social gaming application, for an operational loss of $2,621,405.  Other operating expenses incurred in the comparative period include an increase in advertising to$184,300 (2015) from $101,390 (2014) as the Company’s user base increased, $60,000 in social media management fees in each of 2015 and 2014, professional fees of $10,000 (2015) as compared to Nil (2014) and a reduction to general and administrative fees from $4,674 (2014) to $817 (2015). During the six months ended September 30, 2015 the Company recorded a loss of $960,000 with respect to the settlement of certain debt by way of issuance of shares of common stock with no comparable expense in the prior comparative period.  Net losses for the six months totaled $1,178,241 (2015) and $2,621,405 (2014) respectively.

Liquidity and Capital Resources

Our sole officer and related entities have funded our shortfall in operational capital to date and has agreed to advance funds as needed until the public offering is completed or failed. While he has agreed to advance the funds, the agreement is verbal and is unenforceable as a matter of law.

We received our initial funding of $124,256 through the sale of common stock to those shareholders listed herein and moneys advanced  by our officer and director. The purchasing shareholders purchased a total of 2,485,129 shares of our common stock at $0.05 per share prior to September 30, 2015.  Of this amount a total of 313,228 shares were acquired by our sole officer and director.

Our funds on hand will only provide us with the ability to pay for the expenses related to this Offering and limited marketing expenses. Currently we do not have sufficient capital to fully implement our business development. We will likely seek to raise up to an additional $5,000,000.00 to fully implement our business development plan.  However, if we fail to raise additional funds in the future, we believe we can continue to grow our business at a conservative rate over the next 12 months.

Working Capital

Total current assets as of September 30, 2015 were $27,472, a decrease of $55,853 compared to $83,325 as of March 31, 2015. The decrease in current assets is primarily attributable to general operating expenses settled in the period.

Total current liabilities as of September 30, 2015 were $374,744, a decrease of $2,452,289compared to $2,827,033 as of March 31, 2015. The substantive decrease in current liabilities is entirely due to the decrease in accounts payable, related party as a result of the conversion of $2,472,661 of accounts payable into 1,000,000 shares of Series A Preferred Stock of the Company, the conversion of $120,000 in payables into shares of common stock and a total of $15,661 settled by way of a private placement for shares at $0.05.  These reductions were offset by an increase to accounts payable as a result of an inability of the Company to meet obligations as they came due.

Cash Flow

Cash Used in Operating Activities

Cash used in operating activities totaling $60,709 increased substantially during the six months ended September 30, 2015 compared to only $100 of cash used during the six months ended September 30, 2014. The increase was primarily due to expenditure of more cash as a result of increased operations.

Cash Used in Investing Activities

There was no cash used in investing activities during the six months ended September 30, 2015 and 2014, respectively.

Cash Provided by Financing Activities

Cash provided by financing activities increased $6,358 during the six months ended September 30, 2015, as there was no cash provided by financing activities prior for the six months ended September 30, 2014.  The cash provided by investing activities was as a result of the sale of common stock.

Cash Requirements

We anticipate that our operating and other expenses will increase significantly as we continue to implement our business plan and pursue our operational goals. We estimate that our cash requirements for our fiscal year ending March 31, 2017 will be approximately $5,000,000.00.  After giving effect to the funds received in past equity and debt financings and assuming our use of that funding at the rate we presently anticipate, as of December 31, 2015, we believe that we will need to raise an additional $5,000,000.00 to have sufficient cash to meet our anticipated requirements through July 2016. We will require additional financing to fund our planned future operations, including the continuation of our marketing and development of new product In addition, our estimates of the amount of cash necessary to operate our business may prove to be wrong and we could spend our available financial resources much faster than we currently expect. Further, our estimates regarding our use of cash could change if we encounter unanticipated difficulties or other issues arise, in which case our current funds may not be sufficient to operate our business for the period we expect, or we are unable to continue to generate revenues.

Going Concern

We have not earned operating revenues from sales of products or services, and have recurring losses from operations. The continuation of our business as a going concern is dependent upon raising additional capital and eventually attaining and maintaining profitable operations. As of September 30, 2015, there is substantial doubt about the Company’s ability to continue as a going concern. The unaudited interim consolidated financial statements included in this prospectus do not include any adjustments that might be necessary should operations discontinue.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

None.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name and age of our current director and executive officer, as well as the principal offices and positions he holds. Our Board of Directors appoints our executive officers. Our directors serve until the earlier occurrence of the election of his successor at the next meeting of shareholders, death, resignation or removal by the Board of Directors. Other than Mr. Palexas, the Company has no promoters as that term is defined by Rule 405 of Regulation S-K.

Name	Age	Position
Panayis “Peter” Palexas	42	Director, Chairman, President, CEO, CFO, Secretary and Treasurer

Mr. Palexas has held the position of Director since March 11, 2014 to hold his offices/positions until the next annual meeting of our stockholders. The officer and director set forth herein is our only officer, director, promoter and control person, as that term is defined in the rules and regulations promulgated under the Securities and Exchange Act of 1933.

Mr. Palexas, the President and Director of the Company, currently devotes up to 30-40 hours per week to Company matters. After receiving funding per our business plan, Mr. Palexas will continue to devote up 70% of his time (30-40 hours per week) to manage the affairs of the Company.

No executive officer or director of the corporation has been the subject of any order, judgment, or decree of any court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring, suspending or otherwise limiting him or her from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No executive officer or director of the corporation has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding that is currently pending.

No executive officer or director of the corporation is the subject of any pending legal proceedings.

Background Information about Our Officer and Director

Panayis “Peter” Palexas

Mr. Palexas was born into a family-run amusement machine business. He holds a degree in Marketing and Sales from the South African University of Wits Technikon. Mr. Palexas has more than 18 years of experience in the casino industry. Mr. Palexas is also a shareholder in Game Media Works, Ltd., Intervision Gaming, and Amuzi Gaming. Since 2002, Mr. Palexas, together with his brother Demetris, has been developing gaming products. Their group of companies boasts the following assets:

1.	GLI-11 certified slot machines, with games placed across the Americas.
2.	Downloadable online PC applications with over 50 games.
3.	Instant play application and RGS (Remote Gaming Server) deliverable to third party operators and end users.
4.	Cashless system, back office, player tracking for both online and offline gaming applications.
5.	A large variety of games, 300+ game library.
6.	A number of patent applications pending.
7.	Skill based games.
8.	Other projects in the works are: Pull-tab, class2, third generation multigame and hardware platform, Latin bingo, community progressives and promotional online retail applications.

Mr. Palexas has met the challenges of operating in tough markets whilst still balancing the costs of a large development team. He knows what is needed to develop successful gaming products and companies.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, no present or former director or executive officer of our company: (1) filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or present of such a person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer within two years before the time of such filing; (2) was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting the following activities: (i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director of any investment company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodity laws; (4) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any federal or state authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activity; (5) was found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law and the judgment in subsequently reversed, suspended or vacate; (6) was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE

Summary Compensation Table

During the period from inception (March 11, 2014) to the period ended September 30, 2015, no compensation has been accrued by or paid to:

(i)	any individual serving as Trupal Media, Inc.’s principal executive officer or acting in a similar capacity during the period ("PEO"), regardless of compensation level;
(ii)
Trupal Media, Inc.’s two most highly compensated executive officers other than the PEO who (A) served as executive officers at the end of the period and (B) received annual compensation during the last completed fiscal year in excess of $100,000; and

(iii)
up to two additional individuals for whom disclosure would have been provided pursuant to subsection (ii) of this paragraph but for the fact that the individual was not serving as an executive officer of Trupal Media, Inc. at the end of the period.

Name and Principal Position	Title	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
Panayis Palexas	Chairman, CEO and President	2014	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
		2015	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Outstanding Equity Awards Since Inception

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
None	0	0	0	0	0	0	0	0	0

Long-Term Incentive Plans

We currently do not have any Long-Term Incentive Plans.

Director Compensation

None.

Director Independence

Our Board of Directors is currently composed of one member, Panayis “Peter” Palexas.

Security Holders Recommendations to Board of Directors

We welcome comments and questions from our shareholders. Shareholders can direct communications to our Chief Executive Officer, Mr. Palexas, at our executive offices. However, while we appreciate all comments from shareholders, we may not be able to individually respond to all communications. We attempt to address shareholder questions and concerns in our press releases and documents filed with the SEC so that all shareholders have access to information about us at the same time. Mr. Palexas collects and evaluates all shareholder communications. All communications addressed to our director and executive officer will be reviewed by Mr. Palexas unless the communication is clearly frivolous.

Code of Ethics

The Company has not formally adopted a written code of business conduct and ethics that governs the Company’s employees, officers and Directors as the Company is not required to do so.

Committees

We do not currently have an audit, compensation or nominating committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of December 31, 2015, with respect to the beneficial ownership of shares of Common Stock by (i) each person known to us who owns beneficially more than 5% of the outstanding shares of Common Stock (based upon reports which have been filed and other information known to us), (ii) each of our Directors, (iii) each of our Executive Officers and (iv) all of our Executive Officers and Directors as a group. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares shown. As of December 31, 2015, we had 26,485,129 shares of Common Stock issued and outstanding.

Title of class	Name and address of beneficial owner	Amount and Nature of Beneficial Ownership	Percentage(1)
Common Stock	Panash SAC(2) 1205 Lincoln Road, Suite 220, Miami Beach, FL 33139	24,000,000 shares	90.61%

	Virtu City LLC (3) 1205 Lincoln Road, Suite 220, Miami Beach, FL 33139	313,228 shares	1.18%
	Total	24,313,228 shares	91.79%

Preferred Series A(4)	Panayis Palexas 1205 Lincoln Road, Suite 220, Miami Beach, FL 33139	1,000,000 shares	100%

	Total	1,000,000 shares	100%

(1)
Under Rule 13d-3 promulgated under the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)	Panash SAC is 100% controlled by our sole officer and director, Panayis Palexas.
(3)	Virtu City LLC is controlled by our sole officer and director Panayis Palexas.
Our Series A preferred stock, par value $0.001 holds voting rights equal to 500:1. As a result, Mr. Palexas has voting rights equal to 524,313,228 shares.

We are not aware of any arrangements that could result in a change of control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Security Ownership of Certain Beneficial Owners and Management

On May 6 2015, the Company and Panash SAC, a company owned by our sole officer and director Panayis Palexas entered into agreements where under Panash  agreed to settle certain debt in the amount of $120,000 by the issuance of a total of 24,000,000 shares of common stock at 0.05 per share.  Concurrently Mr. Palexas agreed to settle a total of $2,472,661 by the issuance of a total of 1,000,000 shares of Series A Preferred stock, each share having a voting right equivalent to 500 votes of Common Stock, and each one share of Series A Preferred stock being convertible into 500 common shares. Virtu City LLC, a company controlled by Mr. Palexas acquired 313,228 shares by way of settlement of cash advances used for working capital at $0.05 per share.

Shareholder loans

From the inception of the Company (March 11, 2015) until the audited financial statement date of September 30, 2015, there were no shareholder loans.

Mr. Palexas is a founder and therefore may be considered a promoter, as that term is defined in Rule 405 of Regulation C.

Transactions with Related Persons

One officer and director purchased the following shares:

•
On April 1, 2014, the Company entered into an agreement with Game Media Works, Ltd., whereby Game Media Works, Ltd. grants to the Company a non-exclusive non-transferable and individual license making the Casino Games, Jackpot Games and Branded Games (“The System”) available to End Users to play via the internet using the Cleo’s Casino proprietary platform.   The fee for the license of the System is an ongoing usage fee equal to 10% of the monthly gross income generated by the games. Mr. Palexas owns a 50% interest in Game Works, Ltd.

•
On April 14, 2014, the Company entered into a Service Software Provider Agreement (the “Agreement”) with Panash S.A.C (“Provider”), company owned by our President Panayis Palexas. Under the Agreement, the Provider will develop creative ads, manage social media networks, maintain and engage existing users via social media networks, create positing and manage the Company’s Facebook Fan page.  In addition the Provider will ensure brand positioning and increase awareness as well we grow and retain users.  The Provider will be paid by the Company for its services with a minimum of $10,000 monthly or 10% of monthly revenue earned by the application the Provider is servicing. This amount will not exceed of $100,000 per month.

•
On May 6, 2015, the Company and Panash S.A.C, a company owned by Panayis Palexas, our sole officer and director, entered into agreements where under Panash S.A.C agreed to settle certain debt in the amount of $120,000 by the issuance of a total of 24,000,000 shares of common stock at 0.005 per share.

•
On May 6, 2015, Mr. Palexas agreed to settle a total of $2,472,661 in amounts payable by the issuance of a total of 1,000,000 shares of Series A Preferred stock, each share having a voting right equivalent to 500 votes of Common Stock, and each one share of Series A Preferred stock being convertible into 500 common shares.

•
During the six months ended September 30, 2015, Virtu Citi LLC, a Company controlled by our President, Panayis Palexas, charged the Company a server rental fee in the amount of $1,500 per month, totalling $9,000 and also advanced $20,736 to the Company for ongoing operating expenses. On April 9, 2015, the Company issued 313,228 shares of common stock at $0.05 per share to settle debt in the amount of $15,661. The Company did not make any cash payments, leaving $47,636 in the balance sheet as accounts payable – related parties ($33,561 – March 31, 2015).

•
During the fiscal year ended March 31, 2015, Panayis Palexas, sole officer and director of the Company paid operating expenses in the amount of $127,082. The Company did not make any cash payments, leaving $127,082 on the balance sheets as account payable – related parties at March 31, 2015 and September 30, 2015.

•
During the six months ended September 30, 2015, Demetris Nicolas Palexas advanced $18,000 to the Company for operating expenses, which amount remains unpaid.  Mr. Palexas is the brother of our sole officer and director.

•
During the six months ended September 30, 2015, Joy Media Works, LLC, a company controlled by our President, Panayis Palexas, advanced $1,893 to the Company for operating expenses, which amount remains unpaid.

From inception of the Company (March 11, 2014) through the period ended September 30, 2015, there have been no additional transactions, or any proposed transactions, in which the Company was or is to be a participant and in which any related person had or will have a direct or indirect material interest, that would be required to be disclosed herein pursuant to Items 404(a) and 404(d) of Regulation S-K.

Director Independence

Our Board of Directors has determined that it does not have a member that is "independent" as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

LEGAL MATTERS

The validity of the shares sold by us under this prospectus will be passed upon for us by William R. Eilers, Esq.

EXPERTS

BF Borgers CPA, PC, our independent registered public accountant, has audited our financial statements included in this prospectus and Registration Statement to the extent and for the periods set forth in their audit report. BF Borgers CPA, PC has presented its report with respect to our audited financial statements.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. While we have summarized the material terms of all agreements and exhibits included in the scope of this Registration Statement, for further information regarding the terms and conditions of any exhibit, reference is made to such exhibits. Upon effectiveness of this prospectus, we will be subject to the reporting and other requirements of Section 15(d) of the Securities Exchange Act of 1934 and will file periodic reports with the Securities and Exchange Commission, including a Form 10-K for the year ended December 31, 2015 and periodic reports on Form 10-Q during that period. We will make available to our shareholders annual reports containing financial statements audited by our independent auditors and our quarterly reports containing unaudited financial statements for each of the first three quarters of each year; however, we will not send the annual report to our shareholders unless requested by an individual shareholder.

For further information with respect to us and the Common Stock, reference is hereby made to the Registration Statement and the exhibits thereto, which may be inspected and copied at the principal office of the SEC, 100 F Street NE, Washington, D.C. 20549, and copies of all or any part thereof may be obtained at prescribed rates from the Commission’s Public Reference Section at such addresses. Also, the SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. To request such materials, please contact Mr. Palexas, our President and Chief Executive Officer.

1 Scott Devitt et al., Social Gambling: Click Here to Play, Morgan Stanley Research, Nov. 14, 2012, at 29.

2 Alana Levine, Social Gaming’s Revenue Is Only Going to Continue to Rise, Yogonet.com, Feb. 6, 2015, available at http://yogonet.com/international/node/33386.

3 Catherine Shu, Social Casino Games Are Among The Most Lucrative Mobile Gaming Categories, Says Distimo, TechCrunch, Apr. 2, 2014, available at http://techcrunch.com/2014/04/02/socialcasino-distimo/.

PROSPECTUS

TRUPAL MEDIA, INC.
1205 Lincoln Avenue
Suite 220
Miami Beach, FL 33139
(954) 882-7951
2,485,129 SHARES OF COMMON STOCK

DEALER PROSPECTUS DELIVERY OBLIGATION

Until _______________, 20___, all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

January ___, 2016

TRUPAL MEDIA, INC.

Index to Audited Financial Statements for the
 Fiscal years ended March 31, 2015 and 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Trupal Media, Inc.:

We have audited the accompanying balance sheets of Trupal Media, Inc. (“the Company”) as of March 31, 2015 and 2014 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of Trupal Media, Inc., as of March 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles in the United States of America.

The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company's internal control over financial reporting.  Accordingly, we express no such opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ B F Borgers CPA PC

B F Borgers CPA PC
Lakewood, CO
December 28, 2015

TRUPAL MEDIA, INC.
 BALANCE SHEETS

	March 31, 2015	March 31, 2014
ASSETS
Current assets
Cash	$69,099	$100
Accounts receivable	14,226	-
Total current assets	83,325	100

Total assets	$83,325	$-

Current liabilities
Accounts payable	$55,150	$-
Accounts payable – related parties	299,222	170
Due to related parties	2,472,661	-

Total current liabilities	2,827,033	170
Commitments and Contingencies

Stockholders’ equity Deficit)
Preferred stock, $0.001 par value, 5,000,000 shares authorized, nil and nil shares issued and outstanding at March 31, 2015 and 2014, respectively	-	-
Common stock, $0.001 par value, 1,000,000,000 shares authorized, 2,044,741 shares and nil shares issued and outstanding at March 31, 2015 and 2014, respectively	2,045	-
Additional paid-in capital	100,192
Accumulated deficit	2,845,945	(70)
Total stockholders’ equity (deficit)	(2,743,708)	(70)

Total liabilities and stockholders’ equity (deficit)	$83,325	$-

See accompanying notes to audited financial statements.

TRUPAL MEDIA, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED

	March 31, 2015	March 31, 2014

Revenue	$172,398	$-

Cost of revenue
Commission fees	51,720	-
Hosting fees	11,887	-
Server rental fees	18,000
Content licensing fees	18,578	-
Total cost of revenue	100,185	-

Gross profit	72,213	-

Operating expenses
Software development costs	2,472,661	-
Advertising	259,587	-
Professional fees	60,000	-
Management fees, Social Media applications	120,000	-
General and administration	5,840	70
Total operating expenses	2,918,088	70

Loss from operations	(2,845,875)	(70)

Provision for income taxes	-	-

Net loss	$(2,845,875)	$(70)

Weighted average shares outstanding- basic and diluted	133,917	-

Net loss per share – basic and diluted	$(21.25)	$(0.00)

See accompanying notes to audited financial statements.

TRUPAL MEDIA, INC.
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Preferred Series A		Common Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

March 14, 2014, date of incorporation	-	$-	-	$-	$-	$-	$-

Net (loss) for the period						(70)	(70)

Balance March 31, 2014	-	-	-	-	-	(70)	(70)

Common stock issued from private placement			2,044,741	2,045	100,192		102,237

Net (loss) for the period						(2,845,875)	(2,845,875)

Balance March 31, 2015	-	$-	2,044,741	$2,045	$100,192	$(2,845,945)	$(2,743,708)

See accompanying notes to audited financial statements

TRUPAL MEDIA, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED

	March 31, 2015	March 31, 2014
Cash flows from operating activities:
Net loss	$(2,845,875)	$(70)
Adjustments to reconcile net loss to net cash used in operating activities:
Software development costs	2,472,661
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(14,226)	-
Increase in accounts payable and accrued liabilities	354,202	170
Net cash used in operating activities	(33,238)	100

Cash flows from investing activities:
Net cash provided (used) by investing activities	-	-

Cash flows from financing activities:
Proceeds from sale of common stock	102,237	-
Net cash provided by financing activities	102,237

Net increase (decrease) in cash	68,999	100
Cash, beginning of period	100	-
Cash, end of period	$69,099	$100

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-
Non-cash transactions:
Software development costs due to related party	$2,472,661	$-

See accompanying notes to financial statements.

TRUPAL MEDIA, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
March 31, 2015

Note 1 – Description of business and basis of presentation

Organization and nature of business

Trupal Media, Inc. (hereinafter referred to as “we”, “us”, “our”, or “the Company”) has developed a platform for casino-game play in a social media environment.  We were incorporated in the State of Florida on March 14, 2014.  We are headquartered in Miami Beach, Florida. The Company launched its flagship social gaming application, “Cleo’s Casino” on April 1, 2014. We license over 50 casino based games presently on our social media platform. To date, Cleo’s Casino has had a good response by players as shown through its high player retention rate and increasing number of new and returning users. Trupal Media, Inc. is focused on delivering high quality gaming platforms, maintaining low costs and driving a rigorous marketing campaign that will ensure steady growth and value for the Company and its shareholders.

On May 6, 2015 the Company’s Board of Directors approved an amendment to the articles of incorporation to increase to the authorized share capital from 10,000,000 to 1,000,000,000 common shares. The effect of this action is retroactively impacted in these financial statements.

Note 2 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting within the statements of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Revenue Recognition

We derive revenue from the sale of virtual goods associated with our online games, as well as from services provided for customer events. All sales are recorded in accordance with ASC 605, Revenue Recognition.  Revenue is recognized when all the criteria have been met:

• When persuasive evidence of an arrangement exists.
• The services have been provided to the customer.
• The fee is fixed or determinable.
• Collectability is reasonably assured.

Online Game

We operate our flagship social gaming application “Cleo’s Casino”. Cleo’s Casino is available on Facebook, Google Play, and the Apple App Store. Cleo Casino generates revenue through the sale of virtual currency to players that they may exchange to play at any of our licensed online slot machines, video poker machines, Hold’em style poker tables, or for other features and experiences available within Cleo Casino. Players can pay for our virtual currency

TRUPAL MEDIA, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
March 31, 2015

Note 2 - Summary of Significant Accounting Policies (continued)

Online Game (cont’d)

using Facebook credits or Facebook local currency payments when playing our games through Facebook and can use other payment methods such as credit cards or PayPal on other platforms.

Revenue from the sale of virtual currency to players is recognized when the service has been provided to the player, assuming all other revenue recognition criteria have been met. We have determined that an implied obligation exists by the Company to the paying player to continue displaying the purchased virtual goods within the online game over their estimated life or until they are consumed. We recognize revenue upon the sale of the game credits to the customer, and receive such amounts from the payment processor within a period of 30 days from the sale to the customer.

Cost of Revenue

Our cost of revenue consists primarily of the direct expenses incurred in order to generate revenue. Such costs are recorded as incurred. Our cost of revenue consists primarily of virtual good transaction fees paid to platform operators such as Facebook, Google, Amazon and Apple.  We also record costs related to the fulfillment of specific customer advertising campaigns.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, receivables, payables, and due to related party. The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items. The carrying amount of the notes payable approximates fair value as the individual borrowings bear interest at market interest rates.

Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification (“ASC”) Topic 740, Income Taxes, which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

Research And Development And Capitalized Software Development Costs

Research and development expenses with respect to the Company’s online gaming platform including consulting services, internal costs for payroll, overhead and related expenses of its technology development and other employees directly involved in the application development are charged to expense as incurred in accordance with the provisions of Statement of Financial Accounting Standards No. 86 ("SFAS No. 86"), Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.  While the Company has launched its application, has determined technological feasibility and is generating revenues from the sale of virtual currency, due to the limited cash flow to date, the Company does not yet consider it has reached the threshold for economic feasibility.  All software development costs have therefore been expensed upon completion of management’s impairment analysis at fiscal year-end. As the Company has achieved technological feasibility the Company intends to capitalize ongoing application software and development costs. Amortization of any capitalized software development costs will be amortized on a straight-line basis over the estimated economic life of the software, which the Company has determined to be 36 months.

TRUPAL MEDIA, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
March 31, 2015

Note 2 - Summary of Significant Accounting Policies (continued)

Loss per Common Share

In accordance with ASC Topic 280 – “Earnings Per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Note 3 – Going Concern

The Company has incurred net losses since inception and had a working capital deficit of $2,743,708 at March 31, 2015.  These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. The Company expects cash flows from operating activities to improve, primarily as a result of an increase in revenue, although there can be no assurance thereof. The accompanying financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern. If we fail to generate positive cash flow or obtain additional financing, when required, we may have to modify, delay, or abandon some or all of our business and expansion plans.

Note 4 – Software Development Costs

During the year ended March 31, 2015the Company acquired the flagship social gaming application “Cleo’s Casino” from the Company’s President, Panayis Palexas, for the historical costs incurred in developing the software.  While the Company has generated revenues from the operation of the gaming platform over the fiscal year ended March 31, 2015, costs incurred in the development totaling $2,472,661 have been expensed as at March 31, 2015 upon management’s completion of an economic feasibility review, including an analysis of future discounted cash flows based on actual application usage data available at March 31, 2015.  Software development expenses incurred included the following key areas of expenditure:

Research and development, project support, technical support, network infrastructure, system audit and accounting:	964,598
Product development including engineering, design, programming and project direction	1,086,836
Administrative support, facility overhead and sundry expenses	421,227
Total expenditures	2,472,661

Management anticipates is will incur certain ongoing development expenditures which may be capitalized during fiscal 2016.

Note 5 – Common Stock

Our authorized capital stock consists of 1,000,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 preferred shares, $0.001 par value.

TRUPAL MEDIA, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
March 31, 2015

Note 5 – Common Stock (Cont’d)

As at March 31, 2015 there were a total of 2,044,471 shares issued and outstanding (March 31 2014 – Nil)

During the fiscal year ended March 31, 2015, the Company entered into Private Placement Subscription Agreements (the “Agreements”) with investors for a total of 2,044,741 shares of the Company’s common stock at a purchase price of $0.05 per share for total cash proceeds of $102,237.

During the fiscal year ended March 31, 2014, no shares of common stock were issued.

During fiscal 2015 and 2014 the Company did not issue any preferred shares.

Note 6 – Related Party Transactions

(1)
The Company purchased the flagship social gaming application “Cleo’s Casino” from Panayis Palexas, the President of the Company at a cost of $2,472,661, which is the historical cost of the development of the social media gaming platform undertaken by Mr. Palexas. During the year ended March 31, 2015the Company did not make any cash payments to Mr. Palexas, leaving $2,472,661 in the balance sheets as due to related party.

(2)
On April 1, 2014, the Company entered into a Service Software Provider Agreement (the “Agreement”) with Panash S.A.C (“Provider”), company owned by our President Panayis Palexas. Under the Agreement, the Provider will develop creative ads, manage social media networks, maintain and engage existing users via social media networks, create positing and manage the Company’s Facebook Fan page.  In addition the Provider will ensure brand positioning and increase awareness as well we grow and retain users. The Provider will be paid by the Company for its services with a minimum of $10,000 monthly or 10% of monthly revenue earned by the application the Provider is servicing. This amount will not exceed of $100,000 per month. Only in the 1st year of operation accumulated compensation may be paid with a Promissory Note which will be due and payable on or before April 30, 2016.

During the fiscal year ended March 31, 2015, the Company accrued fees of $120,000 in respect of the above Agreement. The Company did not make any cash payments in the fiscal year, leaving $120,000 on the balance sheets as accounts payable – related party.

(3)
On April 1, 2014, the Company entered into a software license and services agreement with Game Media Works, Ltd. (“GMW”), a company 50% controlled by our President, Panayis Palexas. Under the software license and services agreement, GMW grants to the Company a non-exclusive non-transferable and individual license making the Casino Games, Jackpot Games and Branded Games (“The System”)available to End Users to play via the internet using the Cleo’s Casino proprietary platform. The fee for the license of the System is an ongoing usage fee equal to 10% of the monthly gross income generated by the games.

During the fiscal year ended March 31, 2015, GMW charged $18,578 in license fees. The Company didn’t make any cash payments, leaving $18,578 in the balance sheet as accounts payable – related parties.

(4)
During the fiscal year ended March 31, 2015, Virtu Citi LLC, a Company controlled by our President, Panayis Palexas, charged server rental fees in the amount of $1,500 per month, totaling $18,000 and paid certain of the Company’s operating expenses totaling $15,561. The Company did not make any cash payments, leaving $33,561 on the balance sheet as accounts payable – related parties.

(5)
During the fiscal year ended March 31, 2015 Panayis Palexas, the sole officer and director of the Company paid operating expenses in the amount of $127,081 on behalf of the Company. The Company did not make any cash payments, leaving $127,081in the balance sheet as account payable – related parties.

TRUPAL MEDIA, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
March 31, 2015

Note 7 – Commitments and Contingencies

Consulting Agreement

On February 18, 2015, the Company entered into a Consulting Agreement with DTWE Investments, LLC (“Consultant”).  Under the terms of the agreement the Consultant will assist the Company in the development and execution of an acquisition and corporate financing strategy in connection with the growth and potential public offering of securities of the Company’s business. Under the agreement, the Company will:

*	Pay Consultant a fee of $60,000 ($5,000 was paid on the execution of this agreement)
*	Pay 5% of finder’s fee for any and all funds introduced by Consultant
*	Issue 750,000 shares of the Company’s common stock upon the first day of trading the Company’s shares on a national exchange.

The Company has not yet issued the 750,000 shares contemplated under the terms of the agreement.  Upon issuances, the Company expects to record a value of $0.05 per share in respect of the issued shares for a total of $37,500, which is the offering share price under the Company’s S-1 registration statement.

Note 8 – Provision for Income Taxes

The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. The Company applies a statutory income tax rate of 34%. During the fiscal year ended March 31, 2015 and 2014, the Company incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $2,845,945 at March 31, 2015 and $70 at March 31, 2014, and will begin to expire in the year 2034.

The Company had deferred income tax assets as of March 31, 2015 and 2014 as follows:

	March 31, 2015	March 31, 2014
Loss carryforwards	$967,600	$23
Less - valuation allowance	(967,600)	(23)
Total net deferred tax assets	$-	$-

Note 9 – Subsequent Events

During April 2015, the Company further received funds from investors for a total of 127,160 shares of the Company’s common stock at a purchase price of $0.05 per share for total cash proceeds of $6,358.

On May 6, 2015 the Company’s Board of Directors approved an amendment to the articles of incorporation to increase to the authorized share capital from 10,000,000 to 1,000,000,000 common shares.

On May 6, 2015, the Company and Panash S.A.C, a company owned by Panayis Palexas, our sole officer and director, entered into agreements where under Panash S.A.C agreed to settle certain debt in the amount of $120,000 by the issuance of a total of 24,000,000 shares of common stock at 0.005 per share.  The Company recorded $960,000 as loss on debt settlement upon issuance of the shares.

TRUPAL MEDIA, INC.
NOTES TO AUDITED FINANCIAL STATEMENTS
March 31, 2015

Note 9 – Subsequent Events (cont’d)

Concurrently Mr. Palexas agreed to settle a total of $2,472,661 in amounts payable by the issuance of a total of 1,000,000 shares of Series A Preferred stock, each share having a voting right equivalent to 500 votes of Common Stock, and each one share of Series A Preferred stock being convertible into 500 common shares. The Company obtained a third party valuation of the preferred stock to determine the fair value as at the date of issue.  The report results provided for a value of $3,072,741 and therefore the Company recorded a loss on debt settlement of $600,080 as of the issuance date.

The Company has evaluated subsequent events from the balance sheet date through November 17, 2015, and determined that there were no other events to disclose.

INDEX TO FINANCIAL STATAEMENTS
FOR THE SIX MONTHS ENDED
SEPTEMBER 30, 2015 AND 2014
(UNAUDITED)

Page
Balance Sheets (Unaudited)	F-14
Statements of Operations (Unaudited)	F-15
Statements of Cash Flows (Unaudited)	F-16
Notes to Financial Statements (Unaudited)	F-17 to F-22

TRUPAL MEDIA, INC.
 BALANCE SHEETS

	September 30, 2015 (Unaudited)	March 31, 2015 (Audited)
ASSETS
Current assets
Cash	$14,748	$69,099
Accounts receivable	10,727	14,226
Prepaid expenses	2,000	-
Total current assets	27,475	83,325

Total assets	$27,475	$83,325

Current liabilities
Accounts payable	$89,417	$55,150
Accounts payable – related parties	285,327	299,222
Due to related parties	-	2,472,661
Total current liabilities	374,744	2,827,033
Commitments and Contingencies

Stockholders’ equity Deficit)
Preferred stock, $0.001 par value, 5,000,000 shares authorized, 1,000,000 and nil shares issued and outstanding at September 30, 2015 and March 31, 2015, respectively	1,000	-
Common stock, $0.001 par value, 1,000,000,000 shares authorized, 26,485,129 and 2,044,741 shares issued and outstanding at September 30, 2015 and March 31, 2015, respectively	26,485	2,045
Additional paid-in capital	4,249,512	100,192
Accumulated deficit	(4,624,266)	(2,845,945)
Total stockholders’ equity (deficit)	(347,269)	(2,743,708)

Total liabilities and stockholders’ equity (deficit)	$27,475	$83,325

See accompanying notes to unaudited financial statements.

TRUPAL MEDIA, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Six months ended September 30,
	2015	2014	2015	2014
Revenue	$55,463	$22,238	$121,382	$43,866
Cost of revenue
Commission fees	16,639	6,671	36,415	13,160
Hosting fees	12,657	-	26,953	-
Server rental fees	4,500	4,500	9,000	9,000
Content licensing fees	5,546	2,224	12,138	4,386
Total cost of revenue	39,342	13,395	84,506	26,546

Gross Profit	16,121	8,843	36,876	17,320

Operating expenses
Software development costs	-	-	-	2,472,661
Advertising	52,577	38,762	184,300	101,390
Professional fees	2,500	-	10,000	-
Management fees, Social Media applications	30,000	30,000	60,000	60,000
General and administration	359	1,689	817	4,674
Total operating expenses	85,436	70,451	255,117	2,638,725

Loss from operations	(69,315)	(61,608)	(218,241)	(2,621,405)

Gain (loss) on debt settlement	-	-	(1,560,080)	-

Net income (loss)	$(69,315)	$(60,608)	$(1,778,321)	$(2,621,405)

Weighted average shares outstanding – basic and diluted	26,485,129	-	22,594,956	-

Net income (loss) per share – basic and diluted	$(0.00)	$-	$(0.08)	$-

See accompanying notes to unaudited financial statements.

TRUPAL MEDIA, INC.
STATEMENTS OF CASH FLOWS

	Six Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(1,778,321)	$(2,621,405)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on debt settlement	1,560,080
Software development costs	-	2,472,661
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	3,499	(5,250)
(Increase) decrease in prepaid expenses	(2,000)	-
Increase in accounts payable and accrued liabilities	156,033	153,894
Net cash used in operating activities	(60,709)	(100)

Cash flows from investing activities:
Net cash provided (used) by investing activities	-	-

Cash flows from financing activities:
Proceeds from sale of common stock	6,358	-
Net cash provided by financing activities	6,358

Net increase (decrease) in cash	(54,351)	100
Cash, beginning of period	69,099	(100)
Cash, end of period	14,748	-

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$-	$-
Income taxes	$-	$-
Non-cash transactions:
Software development costs due to related party	$-	$2,472,661
Preferred shares issued to settle due to related party	2,472,661	-
Common stock issued to settle accounts payable – related party	135,661	-

See accompanying notes to unaudited financial statements.

TRUPAL MEDIA, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
September 30, 2015

Note 1 – Description of business and basis of presentation

Organization and nature of business

Trupal Media, Inc. (hereinafter referred to as “we”, “us”, “our”, or “the Company”) has developed a platform for casino-game play in a social media environment.  We were incorporated in the State of Florida on March 14, 2014.  We are headquartered in Miami Beach, Florida. The Company launched its flagship social gaming application, “Cleo’s Casino” on April 1, 2014. We license over 50 casino based games presently on our social media platform. To date, Cleo’s Casino has had a good response by players as shown through its high player retention rate and increasing number of new and returning users. Trupal Media, Inc. is focused on delivering high quality gaming platforms, maintaining low costs and driving a rigorous marketing campaign that will ensure steady growth and value for the Company and its shareholders.

On May 6, 2015 the Company’s Board of Directors approved an amendment to the articles of incorporation to increase to the authorized share capital from 10,000,000 to 1,000,000,000 common shares. The effect of this action is retroactively impacted in these financial statements.

Note 2 - Summary of Significant Accounting Policies

Financial Statements Presented

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions for Form 10-Q and Article 210 8-03 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments considered necessary for a fair presentation have been included.  All such adjustments are of a normal recurring nature.  Operating results for the six month period ended September 30, 2015 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 2015.

Fiscal year end: The Company has selected March 31 as its fiscal year end.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates.

Cash and Cash Equivalents

For purposes of reporting within the statements of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

Revenue Recognition

We derive revenue from the sale of virtual goods associated with our online games, as well as from services provided for customer events. All sales are recorded in accordance with ASC 605, Revenue Recognition.  Revenue is recognized when all the criteria have been met:

TRUPAL MEDIA, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
September 30, 2015

Note 2 - Summary of Significant Accounting Policies (continued)

Revenue Recognition (Cont’d)

• When persuasive evidence of an arrangement exists.
• The services have been provided to the customer.
• The fee is fixed or determinable.
• Collectability is reasonably assured.

Online Game

We operate our flagship social gaming application “Cleo’s Casino”. Cleo’s Casino is available on Facebook, Google Play, and the Apple App Store. Cleo Casino generates revenue through the sale of virtual currency to players that they may exchange to play at any of our licensed online slot machines, video poker machines, Hold’em style poker tables, or for other features and experiences available within Cleo Casino. Players can pay for our virtual currency using Facebook credits or Facebook local currency payments when playing our games through Facebook and can use other payment methods such as credit cards or PayPal on other platforms.

Revenue from the sale of virtual currency to players is recognized when the service has been provided to the player, assuming all other revenue recognition criteria have been met. We have determined that an implied obligation exists by the Company to the paying player to continue displaying the purchased virtual goods within the online game over their estimated life or until they are consumed. We recognize revenue upon the sale of the game credits to the customer, and receive such amounts from the payment processor within a period of 30 days from the sale to the customer.

Cost of Revenue

Our cost of revenue consists primarily of the direct expenses incurred in order to generate revenue. Such costs are recorded as incurred. Our cost of revenue consists primarily of virtual good transaction fees paid to platform operators such as Facebook, Google, Amazon and Apple.  We also record costs related to the fulfillment of specific customer advertising campaigns.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash, receivables, payables, and due to related party. The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items. The carrying amount of the notes payable approximates fair value as the individual borrowings bear interest at market interest rates.

Income Taxes

The Company accounts for income taxes in accordance with Accounting Standards Codification (“ASC”) Topic 740, Income Taxes, which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

Research And Development And Capitalized Software Development Costs

Research and development expenses with respect to the Company’s online gaming platform including consulting services, internal costs for payroll, overhead and related expenses of its technology development and other employees directly involved in the application development are charged to expense as incurred in accordance with

TRUPAL MEDIA, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
September 30, 2015

Note 2 - Summary of Significant Accounting Policies (continued)

Research And Development And Capitalized Software Development Costs (Cont’d)

the provisions of Statement of Financial Accounting Standards No. 86 ("SFAS No. 86"), Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.  While the Company has launched its application, has determined technological feasibility and is generating revenues from the sale of virtual currency, due to the limited cash flow to date, the Company does not yet consider it has reached the threshold for economic feasibility.  All software development costs have therefore been expensed upon completion of management’s impairment analysis at fiscal year-end. As the Company has achieved technological feasibility the Company intends to capitalize ongoing application software and development costs. Amortization of any capitalized software development costs will be amortized on a straight-line basis over the estimated economic life of the software, which the Company has determined to be 36 months.

Loss per Common Share

In accordance with ASC Topic 280 – “Earnings Per Share”, the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. The following potential common shares have been excluded from the computation of diluted net loss per share for the nine months ended September 30, 2015 because the effect would have been anti-dilutive:

September 30, 2015
Common stock issuable upon conversion of convertible preferred stock	500,000,000

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Note 3 – Going Concern

The Company has incurred net losses since inception and had a working capital deficit of $347,269 at September 30, 2015 ($2,743,708 at March 31, 2015).  These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. The Company expects cash flows from operating activities to improve, primarily as a result of an increase in revenue, although there can be no assurance thereof. The accompanying consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern. If we fail to generate positive cash flow or obtain additional financing, when required, we may have to modify, delay, or abandon some or all of our business and expansion plans.

Note 4 – Software Development Costs

During the year ended March 31, 2015 the Company acquired the flagship social gaming application “Cleo’s Casino” from the Company’s President, Panayis Palexas, for the historical costs incurred in developing the software.  While the Company has generated revenues from the operation of the gaming platform over the fiscal year ended March 31, 2015, costs incurred in the development totaling $2,472,661 have been expensed as at March 31, 2015 upon management’s completion of an economic feasibility review, including an analysis of future discounted cash flows based on actual application usage data available at March 31, 2015.  Software development expenses incurred included the following key areas of expenditure:

TRUPAL MEDIA, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
September 30, 2015

Note 4 – Software Development Costs (Cont’d)

Research and development, project support, technical support, network infrastructure, system audit and accounting:	964,598
Product development including engineering, design, programming and project direction	1,086,836
Administrative support, facility overhead and sundry expenses	421,227
Total expenditures	2,472,661

Management anticipates is will incur certain ongoing development expenditures which may be capitalized upon the gaming application reaching commercial feasibility in fiscal 2016.

Note 5 – Common Stock

Our authorized capital stock consists of 1,000,000,000 shares of Common Stock, $0.001 par value per share, and 5,000,000 preferred shares, $0.001 par value.

As at September 30, 2015 there were a total of 26,485,129 shares issued and outstanding (March 31, 2015 – 2,044,741)

Shares issued in current period ended September 30, 2015:

During April 2015, the Company further received funds from investors for a total of 127,160 shares of the Company’s common stock at a purchase price of $0.05 per share for total cash proceeds of $6,358.

During April 2015, the Company issued 313,228 shares of common stock at $0.05 per share to Virtu Citi LLC to settle certain debt in the amount of $15,661

On May 6, 2015, the Company and Panash S.A.C, a company owned by Panayis Palexas, our sole officer and director, entered into agreements where under Panash S.A.C agreed to settle certain debt in the amount of $120,000 by the issuance of a total of 24,000,000 shares of common stock at 0.005 per share. The Company recorded $960,000 as loss on debt settlement upon issuance of the shares.

On May 6, 2015, Mr. Palexas agreed to settle a total of $2,472,661 in amounts payable by the issuance of a total of 1,000,000 shares of Series A Preferred stock, each share having a voting right equivalent to 500 votes of Common Stock, and each one share of Series A Preferred stock being convertible into 500 common shares. The Company obtained a third party valuation of the preferred stock to determine the fair value as at the date of issue.  The report results provided for a value of $3,072,741 and therefore the Company recorded a loss on debt settlement of $600,080 as of the issuance date.

Shares issued in fiscal year ended March 31, 2015:

During the fiscal year ended March 31, 2015, the Company entered into Private Placement Subscription Agreements (the “Agreements”) with investors for a total of 2,044,741 shares of the Company’s common stock at a purchase price of $0.05 per share for total cash proceeds of $102,237.

During fiscal 2015 the Company did not issue any preferred shares.

Note 6 – Related Party Transactions

(1)
The Company purchased the flagship social gaming application “Cleo’s Casino” from Panayis Palexas, the President of the Company, at a cost of $2,472,661, which is the historical cost of the development of the social media gaming platform undertaken by Mr. Palexas. During the year ended March 31, 2015 the Company did not make any cash payments to Mr. Palexas, leaving $2,472,661 in the balance sheets as due to related party.

TRUPAL MEDIA, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
September 30, 2015

Note 6 – Related Party Transactions (cont’d)

On May 6, 2015, Mr. Palexas agreed to settle a total of $2,472,661 in amounts payable by the issuance of a total of 1,000,000 shares of Series A Preferred stock, each share having a voting right equivalent to 500 votes of Common Stock, and each one share of Series A Preferred stock being convertible into 500 common shares. The Company obtained a third party valuation of the preferred stock to determine the fair value as at the date of issue.  The report results provided for a value of $3,072,741 and therefore the Company recorded a loss on debt settlement of $600,080 as of the issuance date.

(2)
On April 14, 2014, the Company entered into a Service Software Provider Agreement (the “Agreement”) with Panash S.A.C (“Provider”), company owned by our President Panayis Palexas. Under the Agreement, the Provider will develop creative ads, manage social media networks, maintain and engage existing users via social media networks, create positing and manage the Company’s Facebook Fan page.  In addition the Provider will ensure brand positioning and increase awareness as well we grow and retain users.  The Provider will be paid by the Company for its services with a minimum of $10,000 monthly or 10% of monthly revenue earned by the application the Provider is servicing. This amount will not exceed of $100,000 per month. Only in the 1st year of operation accumulated compensation may be paid with a Promissory Note which will be due and payable on or before April 30, 2016.

On May 6, 2015, the Company and Panash S.A.C, a company owned by Panayis Palexas, our sole officer and director, entered into agreements where under Panash S.A.C agreed to settle certain debt in the amount of $120,000 by the issuance of a total of 24,000,000 shares of common stock at 0.005 per share. The Company recorded loss of debt settlement of $960,000 on the issuance date.

During the six months ended September 30, 2015, the Company accrued fees of $60,000 in respect of the above Agreement. The Company did not make any cash payments in the current period, leaving $60,000 on the balance sheets as accounts payable – related party ($120,000 – March 31, 2015).

(3)
On April 1, 2014, the Company entered into a software license and services agreement with Game Media Works, Ltd. (“GMW”), a company 50% controlled by our President, Panayis Palexas. Under the software license and services agreement, GMW grants to the Company a non-exclusive non-transferable and individual license making the Casino Games, Jackpot Games and Branded Games (“The System”)available to End Users to play via the internet using the Cleo’s Casino proprietary platform.   The fee for the license of the System is an ongoing usage fee equal to 10% of the monthly gross income generated by the games.

During the six months ended September 30, 2015, GMW charged $12,138 in license fees. The Company didn’t make any cash payments, leaving $30,716 in the balance sheet as accounts payable – related parties (March 31, 2015 - $18,578).

(4)
During the six months ended September 30, 2015, Virtu Citi LLC, a Company controlled by our President, Panayis Palexas, charged the Company a server rental fee in the amount of $1,500 per month, totaling $9,000 and also advanced $20,736 to the Company for ongoing operating expenses. On April 9, 2015, the Company issued 313,228 shares of common stock at $0.05 per share to settle debt in the amount of $15,661. The Company did not make any cash payments to further reduce the balance, leaving $47,636 in the balance sheet as accounts payable – related parties ($33,561 – March 31, 2015).

(5)
During the fiscal year ended March 31, 2015, Panayis Palexas, sole officer and director of the Company paid operating expenses in the amount of $127,082. The Company did not make any cash payments, leaving $127,082 on the balance sheets as account payable – related parties.

(6)
During the six months ended September 30, 2015, Demetris Nicolas Palexas advanced $18,000 to the Company for operating expenses, which amount remains unpaid.  Mr. Palexas is the brother of our sole officer and director.

(7)
During the six months ended September 30, 2015, Joy Media Works, LLC, a company controlled by our President, Panayis Palexas, advanced $1,893 to the Company for operating expenses, which amount remains unpaid.

TRUPAL MEDIA, INC.
NOTES TO FINANCIAL STATEMENTS
(Unaudited)
September 30, 2015
Note 7 – Commitments and Contingencies

Consulting Agreement

On February 18, 2015, the Company entered into a Consulting Agreement with DTWE Investments, LLC (“Consultant”).  Under the terms of the agreement the Consultant will assist the Company in the development and execution of an acquisition and corporate financing strategy in connection with the growth and potential public offering of securities of the Company’s business. Under the agreement, the Company will:

*	Pay Consultant a fee of $60,000 ($5,000 was paid on the execution of this agreement)

*	Pay 5% of finder’s fee for any and all funds introduced by Consultant

*	Issue 750,000 shares of the Company’s common stock upon the first day of trading the Company’s shares on a national exchange.

The Company has not yet issued the 750,000 shares contemplated under the terms of the agreement.  Upon issuances, the Company expects to record a value of $0.05 per share in respect of the issued shares for a total of $37,500, which is the offering share price under the Company’s S-1 registration statement.

Note 8 – Provision for Income Taxes

The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. The Company applies a statutory income tax rate of 34%. During the six months ended September 30, 2015 and 2014, the Company incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $4,624,266 at September 30, 2015 and $2,785,945 at March 31, 2015, and will begin to expire in the year 2034.

The Company had deferred income tax assets as of September 30, 2015 and March 31, 2015 as follows:

	September 30, 2015	March 31, 2015
Loss carryforwards	$1,572,250	$947,200
-Less: Loss on debt settlement	(530,427)
Less - valuation allowance	(1,041,823)	(947,200)
Total net deferred tax assets	$-	$-

Note 9 – Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through December 18, 2015, and determined that there were no other events to disclose.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all such expenses.

Securities and Exchange Commission Registration Fee	$25.02
Audit Fees and Expenses	$7,500
Legal Fees and Expenses	$10,000
Transfer Agent and Registrar Fees and Expenses	$1,500
SEC Filings	$750
Miscellaneous Expenses	$5,000
Total	$24,775	*
* Estimate Only

RECENT SALES OF UNREGISTERED SECURITIES

Set forth below is information regarding the issuance and sales of securities without registration since inception. No such sales involved the use of an underwriter; no advertising or public solicitation was involved; the securities bear a restrictive legend; and no commissions were paid in connection with the sale of any securities.

As at May 6, 2015 the Company  had issued 2,485,129 shares of Common Stock pursuant to subscription agreements received from those shareholders identified herein at a price of $0.05 per share.  The Offering was exempt from registration under Regulation S, generally.

On May 6, 2015 the Company issued 24,000,000 shares of Common Stock for $120,000 in debts owed to Panash SAC, a company owned by our sole officer and director , Panayis Palexas, and issued a further 1,000,000 shares of Series A Preferred Stock to Mr. Palexas for his contribution of intellectual property at historical cost.  The terms of the issuance of preferred shares was established upon incorporation of the Company, but was not valued until the financials had been audited to ensure proper valuations.

These securities were issued in reliance upon the exemption contained in Section 4(2) of Securities Act of 1933.  These securities were issued to the founders of the Company and bear a restrictive legend. No written agreement was entered into regarding the sale of stock to the Company's founders.

EXHIBITS

Exhibit Number	Description
3.1	Articles of Incorporation of Trupal Media, Inc.
3.2	Articles of Amendment of Trupal Media, Inc.
3.3	Bylaws of Trupal Media, Inc.
5.1	Opinion of Eilers Law Group, P.A., re: the legality of the shares being registered
23.1	Auditor Consent
23.2	Consent of Eilers Law Group, P.A. (included in Exhibit 5.1)
10.1	Agreement executed on April 1, 2014 between Trupal Media, Inc. and Game Media Works, Ltd.
10.2	Agreement executed on April 14, 2014 between Trupal Media, Inc. and Panash S.A.C.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(a)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(c)	Include any additional or changed material information on the plan of distribution.

2.
To, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new Registration Statement relating to the securities offered herein, and to treat the offering of such securities at that time to be the initial bona fide offering thereof.

3.	To remove from registration, by means of a post-effective amendment, any of the securities being registered hereby that remain unsold at the termination of the offering.

4.
For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and,

(d)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our director, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our director, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our director, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

For the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami Beach, Florida on the 4th day of January, 2016.

Trupal Media, Inc.

By:	/s/ Panayis Palexas
Name:	Panayis Palexas
Title:	President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer & Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Panayis Palexas, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-1 of Trupal Media, Inc. and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Panayis Palexas	President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer & Director	January 4, 2016
Panayis Palexas